Exhibit (a)(1)(A)

Offer to Purchase for Cash
by
JOS. A. BANK CLOTHIERS, INC.
of
Up to $300,000,000 in Value of Shares of its Common Stock (4,615,384 Shares)
at a Purchase Price of $65.00 per share
(Including the Associated Preferred Share Purchase Rights)

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, MARCH 18, 2014 UNLESS THE OFFER IS EXTENDED (THE “EXPIRATION TIME”).
Jos. A. Bank Clothiers, Inc., a Delaware corporation (the “Company,” “we,” or “us”), is offering to purchase an aggregate of up to $300.0 million in value of shares of our common stock, $0.01 par value per share (together with the associated preferred share purchase rights, the “Shares”), at a price of $65.00 per Share without interest, upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”).
On the terms and subject to the conditions of the Offer, we will pay for Shares properly tendered and not properly withdrawn in the Offer, a price of $65.00 per Share, less any applicable withholding taxes and without interest. Only Shares properly tendered and not properly withdrawn will be purchased. Due to the proration and conditional tender offer provisions described in this Offer to Purchase, all of the Shares tendered may not be purchased if more than the number of Shares we seek are properly tendered. Shares tendered but not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. See Section 3.
The Offer is subject to certain conditions, including the consummation of the Eddie Bauer Acquisition (as defined herein). See Section 7.
The Shares are listed and traded on The NASDAQ Global Select Market (“NASDAQ”) under the symbol “JOSB.” On February 18, 2014, the last full trading day before commencement of the Offer, the NASDAQ Official Closing Price per Share was $54.20. Stockholders are urged to obtain current market quotations for the Shares. See Section 8.
Our Board of Directors has approved making the Offer. However, neither we nor our Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether to tender or refrain from tendering your Shares and we have not authorized any person to make any such recommendation. You must decide whether to tender your Shares and, if so, how many Shares to tender. In doing so, you should read and evaluate carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer, and should discuss whether to tender your Shares with your broker or other financial or tax advisor. See Section 2.
None of the Company’s directors or executive officers or Topco LLC (as defined herein) will participate in the Offer. See Section 11.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.
The Dealer Manager for the Offer is:
Goldman, Sachs & Co.

February 19, 2014

IMPORTANT
If you desire to tender all or any portion of your Shares, you should either (1)(a) complete and sign the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions to the Letter of Transmittal, have your signature thereon guaranteed if Instruction 1 to the Letter of Transmittal so requires, mail or deliver the Letter of Transmittal, or facsimile thereof, together with any other required documents, including the common stock certificates, to the Depositary (as defined herein) or (b) tender the Shares in accordance with the procedure for book-entry transfer set forth in Section 3, or (2) request that your bank, broker, dealer, trust company or other nominee effect the transaction for you. If you have Shares registered in the name of a bank, broker, dealer, trust company or other nominee you must contact that institution if you desire to tender those Shares. Currently, each common stock certificate also represents a preferred share purchase right, and by tendering Shares, a stockholder will also tender the associated preferred share purchase rights, as described in more detail in Section 10.
If you desire to tender Shares and your certificates for those Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected by following the procedure for guaranteed delivery set forth in Section 3.
To properly tender shares, you must validly complete the Letter of Transmittal.
Questions and requests for assistance may be directed to Innisfree M&A Incorporated, as the information agent (“Information Agent”) for the Offer, or Goldman, Sachs & Co., as the dealer manager for the Offer (the “Dealer Manager”), at their respective addresses and telephone numbers set forth on the back cover page of this document. Requests for additional copies of this document, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.
We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any U.S. state where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this Offer to stockholders in any such U.S. state.
None of us, the Dealer Manager, the Information Agent or the Depositary has authorized any person to make any recommendation as to whether you should tender or refrain from tendering your Shares in the Offer. You should rely only on the information contained in this document or to which we have referred you. None of us, the Dealer Manager, the Information Agent or the Depositary has authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase and in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Manager, the Information Agent or the Depositary.

SUMMARY TERM SHEET
We are providing this summary term sheet for your convenience. The Company is at times referred to as “we,” “our” or “us.” Unless the context requires otherwise, we refer to one share of our common stock, together with the associated preferred share purchase right, as a “share” or “Share.” This summary term sheet highlights certain material information in the remainder of this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described in the remainder of this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this document where you will find a more complete discussion.
Who is offering to purchase my Shares?
We are offering to purchase up to $300.0 million in value of Shares (4,615,384 Shares) in the Offer. See Section 1.
What will the purchase price for the Shares be and what will be the form of payment?
The purchase price for the Shares will be $65.00 per Share. If your Shares are purchased in the Offer, we will pay you the purchase price, in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the Offer. We will not pay any additional consideration for the associated preferred share purchase rights. See Sections 1 and 5.
How many Shares will the Company purchase in the Offer?
We will purchase up to $300.0 million in value of Shares in the Offer (representing approximately 16.5% of our outstanding Shares as of January 28, 2014, based on the purchase price of $65.00 per Share), or if a lesser number of Shares are properly tendered, all Shares that are properly tendered and not properly withdrawn. If more than an aggregate purchase price of $300.0 million in value of Shares are properly tendered, we will purchase all Shares properly tendered on a pro rata basis, except for conditional tenders whose condition was not met, which we will not purchase (except as described in Section 6). See Section 1.
How will the Company pay for the Shares?
Assuming that the maximum of an aggregate purchase price of $300.0 million in value of Shares are tendered in the Offer at a price of $65.00 per Share, the aggregate purchase price will be approximately $300.0 million. We expect that expenses for the Offer will be approximately $2.5 million. We anticipate that we will pay for the Shares purchased in the Offer and all expenses applicable to the Offer from cash and cash equivalents on hand. The Offer is not separately conditioned upon the receipt of financing. See Section 9.
How long do I have to tender my Shares? Can the Offer be extended, amended or terminated?
You may tender your Shares until the Offer expires. The Offer will expire on Tuesday, March 18, 2014, at 12:00 Midnight, New York City time, unless we extend it. See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely they have an earlier deadline for administrative reasons, such as four business days before the expiration of the Offer (e.g., 4:00 p.m., New York City time, on Wednesday, March 12, 2014), for you to act to instruct them to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Section 3.
We may choose to extend the Offer at any time and for any reason, in our sole discretion, subject to applicable laws. See Section 15. We cannot assure you that we will extend the Offer or indicate the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered. We can also amend the Offer in our sole discretion or terminate the Offer under certain circumstances. See Section 7 and Section 15.
How will I be notified if the Company extends the Offer or amends the terms of the Offer?
If we extend the Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Time. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 15.
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What is the purpose of the Offer?
Our Board of Directors believes that the Offer is consistent with our goal of delivering value to our stockholders in the immediate and long-term and maximizing shareholder value, and reflects our Board of Directors’ and our management’s strong belief in the intrinsic value of the Company. In determining to proceed with the Offer, our management and the Board of Directors evaluated the Company’s operations, financial condition, capital needs, strategy and expectations for the future, including the completion of the Eddie Bauer Acquisition and the subsequent needs of the combined company, and believe that the Offer is a prudent use of our financial resources given our business profile, assets and current market price, and an effective means of providing value to the Company’s stockholders while retaining flexibility to take advantage of future opportunities. We expect the Offer, together with the Eddie Bauer Acquisition, if completed, to be accretive to currently projected earnings per Share, although there can be no assurance of this.
The Board of Directors believes that the Offer represents an efficient mechanism to provide our stockholders with the opportunity to tender all or a portion of their Shares and, thereby, receive a return of some or all of their investment if they so elect. We believe that the Offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their Shares without potential disruption to the Share price) with an opportunity to obtain liquidity with respect to all or a portion of their Shares without potential disruption to the Share price and the usual transaction costs associated with market sales. In addition, stockholders who retain an equity interest in the Company may also own a greater percentage ownership of our outstanding Shares following the consummation of the Offer, although such effect is expected to be offset as a result of the Shares to be issued in connection with the Eddie Bauer Acquisition. See Section 2.
What are the significant conditions to the Offer?
Our obligation to accept and pay for your tendered Shares depends upon a number of conditions that must be satisfied or waived prior to the Expiration Time, including, but not limited to:
•
  The consummation of the Eddie Bauer Acquisition.
•
  No general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred.
•
  No significant changes in the general political, market, economic or financial conditions in the United States or abroad that are reasonably likely to adversely affect our business or the trading in the Shares shall have occurred.
•
  No legal action shall have been taken, and we shall not have received notice of any legal action, that could reasonably be expected to adversely affect the Offer, other than the legal actions described in Section 13 as they exist on the date the Offer is being commenced, unless such legal actions have resulted in an injunction, restraint or prohibition (whether temporary, preliminary or permanent) on the consummation of the Offer or the Eddie Bauer Acquisition.
•
  No one shall have proposed, announced or made a tender or exchange offer (other than this Offer), merger, business combination or other similar transaction involving us, other than the Men’s Wearhouse Tender Offer (as defined herein) as in effect on the date of commencement of the Offer or by us in connection with the Eddie Bauer Acquisition.
•
  No one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), or made a public announcement reflecting an intent to acquire us or any of our subsidiaries, other than in connection with the Men’s Wearhouse Tender Offer or in connection with the Eddie Bauer Acquisition.
•
  No material adverse change in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership shall have occurred.

•
  Our determination that the consummation of the Offer and the purchase of Shares pursuant to the Offer will not cause our common stock (1) to be delisted from NASDAQ or to be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (2) to be held of record by less than 300 persons.
•
  No decrease of more than 20% in the market price for the Shares, the Dow Jones Industrial Average, the NASDAQ Composite Index or the S&P 500 Composite Index, measured from the date of the Offer, shall have occurred.
The Offer is subject to a number of other conditions described in greater detail in Section 7.
Following the Offer, will the Company continue as a public company?
Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to be delisted from NASDAQ or to stop being subject to the periodic reporting requirements of the Exchange Act. It is a condition to our obligation to purchase Shares pursuant to the Offer that the consummation of the Offer and the purchase of the Shares is not reasonably likely to cause the shares (1) to be held of record by less than 300 persons; or (2) to be delisted from NASDAQ or to be eligible for deregistration under the Exchange Act. See Section 7.
How do I tender my Shares?
If you want to tender all or part of your Shares, you must do one of the following before 12:00 Midnight, New York City time, on Tuesday, March 18, 2014, or any later time and date to which the Offer may be extended:
•
  If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you.
•
  If you hold certificates in your own name, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, or a facsimile thereof, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to Continental Stock Transfer & Trust Company, the Depositary for the Offer.
•
  If you are an institution participating in the book-entry transfer facility (as defined herein), you must tender your Shares according to the procedure for book-entry transfer described in Section 3.
•
  If you are unable to deliver the certificates for the Shares or the other required documents to the Depositary or you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure outlined in Section 3.
You may contact the Dealer Manager, the Information Agent or your broker for assistance. The contact information for the Dealer Manager and the Information Agent appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal. Currently, each common stock certificate also represents a preferred share purchase right, and by tendering Shares, a stockholder will also tender the associated preferred share purchase rights.
What happens if more than an aggregate of $300.0 million in value of Shares are tendered?
If the terms and conditions of the Offer have been satisfied or waived and more than an aggregate purchase price of $300.0 million in value of Shares are properly tendered and not properly withdrawn on or prior to the Expiration Time, we will purchase Shares:
•
  first, from all stockholders who properly tender Shares, on a pro rata basis (except for stockholders who tendered shares conditionally for which the condition was not satisfied); and

•
  second, only if necessary to permit us to purchase an aggregate purchase price of $300.0 million in value of Shares, from holders who have tendered Shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.
Because of the proration and conditional tender provisions described above, we may not purchase all of the Shares that you tender. See Section 1.
What happens if the Offer is undersubscribed?
In the event that an amount less than or equal to an aggregate of $300.0 million in value of Shares are properly tendered, subject to the terms and conditions of the Offer, we will purchase all properly tendered Shares.
Once I have tendered shares in the Offer, can I withdraw my tender?
Yes. You may withdraw any Shares you have tendered at any time before 12:00 Midnight, New York City time, on Tuesday, March 18, 2014, unless we extend the Offer, in which case you can withdraw your Shares until the expiration of the Offer as extended. If we have not accepted for payment the Shares you have tendered to us, you may also withdraw your shares at any time after 12:00 Midnight, New York City time, on Tuesday, April 15, 2014. See Section 4.
How do I withdraw Shares I previously tendered?
To withdraw Shares, you must deliver a written notice of withdrawal with the required information to the Depositary during the time period in which you still have the right to withdraw the Shares. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of these Shares. Some additional requirements apply if the common stock certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. If you have tendered your Shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your Shares.
Has the Company or its Board of Directors adopted a position on the Offer?
Our Board of Directors has approved making the Offer. However, neither we nor our Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. All of our directors and executive officers have advised us that they do not intend to tender Shares pursuant to the Offer. See Section 2 and Section 11.
If I decide not to tender, how will the Offer affect my Shares?
Stockholders who choose not to tender their Shares will own a greater percentage interest in our outstanding Shares following the consummation of the Offer, although such effect is expected to be offset as a result of the Shares to be issued in connection with the Eddie Bauer Acquisition. See Section 2.
What is the recent market price of my Shares?
On February 18, 2014, the last full trading day before commencement of the Offer, the NASDAQ Official Closing Price per Share was $54.20. You are urged to obtain current market quotations for the shares before deciding whether to tender your shares. See Section 8.
When will the Company pay for the Shares I tender?
We will pay the purchase price, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after the expiration of the Offer and the acceptance of the Shares for payment. We will announce the final proration factor and commence payment for any Shares purchased pursuant to the tender offer promptly after the expiration of the Offer. See Section 5.
Will I have to pay brokerage commissions if I tender my Shares?
If you are the record owner of your Shares and you tender your shares directly to the Depositary, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a bank, broker, dealer, trust company or other nominee and that person tenders your Shares on your behalf, other than the Dealer Manager, that person may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. See Section 3.
What are the U.S. federal income tax consequences if I tender my Shares?
Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the Shares you tender in the Offer. The receipt of cash for your tendered shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange or (2) a distribution in respect of stock from the Company. See Section 14. We recommend that you consult with your tax advisor with respect to your particular situation.
Will I have to pay stock transfer tax if I tender my Shares?
We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.
How do holders of restricted stock units participate in the Offer?
Holders of restricted stock units may not tender the underlying shares of common stock of such units in the Offer unless and until the restrictions on such units have lapsed and such units have been settled in shares of common stock. See Section 11.
Will I be required to tender my preferred stock purchase right in the Offer?
Currently, each common stock certificate also represents a preferred share purchase right, and by tendering Shares, you will also tender the associated preferred share purchase rights. We will not pay any additional consideration for the associated preferred share purchase rights. See Section 10 and Section 11.
Who can I talk to if I have questions?
If you have any questions regarding the Offer, please contact Innisfree M&A Incorporated, the Information Agent, or Goldman, Sachs & Co., the Dealer Manager. Contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase.
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FORWARD LOOKING STATEMENTS
This Offer to Purchase contains forward-looking statements and information about our current and future prospects and our operations and financial results, which are based on currently available information. The forward-looking statements include assumptions about our operations, such as cost control, market conditions, liquidity and financial condition. These statements also include assumptions about the Men’s Wearhouse Tender Offer and the Eddie Bauer Acquisition (including their advantages and disadvantages, results, effects and timing) that may or may not be realized. Forward-looking statements can generally be identified by the use of expressions such as “estimate,” “project,” “plan,” “will,” “anticipate,” “expect,” “intend,” “outlook,” “may,” “believe,” “assume,” and other similar expressions.
Risks and uncertainties that may affect our business or future financial results include, among others, risks associated with domestic and international economic activity, weather, public health and other factors affecting consumer spending (including negative changes to consumer confidence and other recessionary pressures), higher energy and security costs, the successful implementation of our growth strategy (including our ability to finance our expansion plans), the mix and pricing of goods sold, the effectiveness and profitability of new concepts, the market price of key raw materials (such as wool and cotton) and other production inputs (such as labor costs), seasonality, merchandise trends and changing consumer preferences, the effectiveness of our marketing programs (including compliance with relevant legal requirements), the availability of suitable lease sites for new stores, doing business on an international basis, the ability to source product from our global supplier base, legal and regulatory matters and other competitive factors.
Additional factors that could cause future results or events to differ from those we expect are those risks discussed under Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended February 2, 2013, our Quarterly Report on Form 10-Q for the quarter ended May 4, 2013, our Quarterly Report on Form 10-Q for the quarter ended August 3, 2013, our Quarterly Report on Form 10-Q for the quarter ended November 2, 2013 and other reports we have filed with the Securities and Exchange Commission (the “Commission”). These cautionary statements qualify all of the forward-looking statements we make herein. Please read our “Risk Factors” and other cautionary statements contained in these filings. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, the occurrence of certain events or otherwise, except to the extent required by applicable law. As a result of these risks and others, actual results could vary significantly from those anticipated in this presentation, and our financial condition and results of operations could be materially adversely affected.

INTRODUCTION
To the Holders of our Common Stock:
We invite our stockholders to tender shares of our common stock, $0.01 par value per share (together with the associated preferred share purchase rights, the “Shares”), for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase an aggregate of up to $300.0 million in value of Shares at a price of $65.00 per share, less any applicable withholding taxes and without interest.
The Offer will expire at 12:00 Midnight, New York City time, on Tuesday, March 18, 2014, unless extended (such date and time, as they may be extended, the “Expiration Time”).
Only Shares properly tendered and not properly withdrawn will be purchased. However, because of the proration and conditional tender offer provisions described in this Offer to Purchase, all of the Shares tendered may not be purchased if more than the number of Shares we seek are properly tendered and not properly withdrawn. We will return Shares that we do not purchase because of proration or conditional tenders to the tendering stockholders at our expense promptly following the Expiration Time. See Section 1.
Tendering stockholders whose Shares are registered in their own names and who tender directly to Continental Stock Transfer & Trust Company, the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, stock transfer taxes on the purchase of Shares by us under the Offer. If you own your Shares through a bank, broker, dealer, trust company or other nominee and that person tenders your Shares on your behalf, other than the Dealer Manager, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.
Our obligation to accept, and pay for, Shares validly tendered pursuant to the Offer is conditioned upon satisfaction or waiver of the conditions set forth in Section 7 of this Offer to Purchase, including the consummation of the Eddie Bauer Acquisition.
Our Board of Directors has approved making the Offer. However, neither we nor our Board of Directors, the Dealer Manager, the Information Agent or the Depositary is making any recommendation whether you should tender or refrain from tendering your Shares. None of us, the Dealer Manager, the Information Agent or the Depositary has authorized any person to make any recommendation. You must decide whether to tender your Shares and, if so, how many Shares to tender. In so doing, you should read and evaluate carefully the information in this Offer to Purchase and in the related Letter of Transmittal and should discuss whether to tender your Shares with your broker or other financial or tax advisor. See Section 2.
Our directors and executive officers have agreed not to participate in the Offer. Accordingly, if we complete the Offer, the proportionate holdings of our directors and executive officers will increase, although such effect is expected to be offset as a result of the shares of common stock to be issued in connection with the Eddie Bauer Acquisition. After the Offer, our directors and executive officers may, in compliance with applicable law, sell their Shares in open market transactions, including through one or more pre-arranged stock trading plans in accordance with Rule 10b5-1 of the Exchange Act, at prices that may be more favorable than the purchase price to be paid to our stockholders in the Offer. In addition, while the Offer is being made to all holders of Shares, Topco LLC will not tender Shares in the Offer.
The above information regarding potential tenders or sales by our directors and executive officers represents our understanding of their current intent.
Section 14 of this Offer to Purchase describes material U.S. federal income tax consequences of a sale of Shares under the Offer.
We will pay the fees and expenses of Goldman, Sachs & Co., the Dealer Manager, Innisfree M&A Incorporated, the Information Agent, and Continental Stock Transfer & Trust Company, the Depositary, incurred in connection with this Offer. See Section 16.
The up to $300.0 million in value of Shares that we are offering to purchase in the Offer represent approximately 16.5% of the total of 27,988,392 Shares outstanding as of January 28, 2014 (based on the purchase price of $65.00 per Share).

The Shares are listed and traded on NASDAQ under the symbol “JOSB.” On February 18, 2014, the last full trading day before commencement of the Offer, the NASDAQ Official Closing Price per Share was $54.20. Stockholders are urged to obtain current market quotations for the shares before deciding whether to tender their Shares. See Section 8.
THE TENDER OFFER
1.   Number of Shares; Proration
General.   Upon the terms and subject to the conditions of the Offer, we will purchase an aggregate of up to $300.0 million in value of Shares (4,615,384 Shares), or if a lesser aggregate purchase price of Shares are properly tendered, all Shares that are properly tendered and not properly withdrawn in accordance with Section 4, at a price of $65.00 per Share, less any applicable withholding taxes and without interest.
The term “Expiration Time” means 12:00 Midnight, New York City time, on Tuesday, March 18, 2014, unless we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer. See Section 15.
In the event of an over-subscription of the Offer as described below, Shares tendered will be subject to proration, except for Shares conditionally tendered for which the tender condition was not initially satisfied. The proration period and, except as described herein, withdrawal rights expire at the Expiration Time.
If we:
•
  change the price to be paid for Shares from $65.00 per share;
•
  increase the number of Shares being sought in the Offer and such increase in the number of Shares being sought exceeds 2% of our outstanding shares; or
•
  decrease the number of Shares being sought in the Offer; and
the Offer is scheduled to expire at any time earlier than the expiration of a period ending at 12:00 Midnight, New York City time, on the tenth business day (as defined herein) from, and including, the date on which notice of any such increase or decrease is first published, sent or given in the manner specified in Section 15, then the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.
The Offer is subject to certain conditions, including the consummation of the Eddie Bauer Acquisition. See Section 7.
Shares properly tendered under the Offer and not properly withdrawn will be purchased at the purchase price, upon the terms and subject to the conditions of the Offer, including the proration and conditional tender provisions. All Shares tendered and not purchased under the Offer, including Shares not purchased because of proration or conditional tender provisions, will be returned to the tendering stockholders or, in the case of Shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, at our expense promptly following the Expiration Time.
If less than or equal to an aggregate purchase price of $300.0 million in value of Shares are properly tendered and not properly withdrawn prior to the Expiration Time, we will, upon the terms and subject to the conditions of the Offer, purchase all Shares so tendered at the purchase price.
Priority of Purchases.   Upon the terms and subject to the conditions of the Offer, if more than an aggregate purchase price of $300.0 million in value of Shares have been properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase properly tendered Shares on the basis set forth below:
•
  First, subject to the conditional tender provisions described in Section 6, we will purchase all Shares tendered and not properly withdrawn on a pro rata basis with appropriate adjustments to avoid purchases of fractional Shares, as described below.

•
  Second, if necessary to permit us to purchase an aggregate of up to $300.0 million in value of Shares, Shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their Shares.
As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the Shares that a stockholder tenders in the Offer may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of Shares, it is possible that none of those Shares will be purchased.
Proration.   If proration of tendered Shares is required, we will determine the proration factor promptly after the expiration of the Offer. Subject to adjustment to avoid the purchase of fractional Shares and subject to the provisions governing conditional tenders described in Section 6, proration for each stockholder tendering Shares, other than holders of Shares conditionally tendered, will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders. We will announce the final proration factor and commence payment for any Shares purchased pursuant to the tender offer promptly after the expiration of the Offer. The preliminary results of any proration will be announced by press release promptly after the expiration of the Offer. After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.
As described in Section 14, the number of Shares that we will purchase from a stockholder under the Offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender Shares.
This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.
2.   Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans
Purpose of the Offer
Our Board of Directors believes that the Offer is consistent with our goal of delivering value to our stockholders in the immediate and long-term and maximizing shareholder value, and reflects our Board of Directors’ and our management’s strong belief in the intrinsic value of the Company. In determining to proceed with the Offer, our management and the Board of Directors evaluated the Company’s operations, financial condition, capital needs, strategy and expectations for the future, including the completion of the Eddie Bauer Acquisition and subsequent needs of the combined company, and believe that the Offer is a prudent use of our financial resources given our business profile, assets and current market price, and an effective means of providing value to the Company’s stockholders while retaining flexibility to take advantage of future opportunities. We expect the Offer, together with the Eddie Bauer Acquisition, if completed, to be accretive to currently projected earnings per Share, although there can be no assurance of this.
The Board of Directors believes that the Offer represents an efficient mechanism to provide our stockholders with the opportunity to tender all or a portion of their Shares and, thereby, receive a return of some or all of their investment if they so elect. We believe that the Offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their Shares without potential disruption to the Share price) with an opportunity to obtain liquidity with respect to all or a portion of their Shares without potential disruption to the Share price and the usual transaction costs associated with market sales. In addition, stockholders who retain an equity interest in the Company as a result of a partial or conditional tender of Shares or proration may also own a greater percentage ownership of our outstanding Shares following the consummation of the Offer, although such effect is expected to be offset as a result of the Shares to be issued in connection with the Eddie Bauer Acquisition.

In considering the Offer, the Board of Directors considered various additional factors and information before approving the Offer, including, without limitation, other possible methods of repurchasing the Shares (including in the open market) and historical trading performance of our Shares, of the stock of comparable public companies and of related market indices. In addition, our management and the Board of Directors took into account the expected financial impact of the Offer. We believe that we will have adequate cash generating capacity, and we expect that our current cash balances, anticipated cash flows from operations and borrowing capacity will exceed our capital requirements for normal operations, capital expenditures and acquisitions and other opportunities for growth that may arise.
Neither we nor any member of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to any stockholder as to whether to tender or refrain from tendering any Shares. We have not authorized any person to make any such recommendation. Stockholders should carefully evaluate all information in the Offer. Stockholders are also urged to consult with their tax advisors to determine the consequences to them of participating or not participating in the Offer, and should make their own decisions about whether to tender Shares and, if so, how many Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.
Certain Effects of the Offer
Stockholders who do not tender their shares pursuant to the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of Shares or proration will continue to be owners of the Company. As a result, those stockholders will realize a proportionate increase in their relative equity interest in the Company, if any, although such effect is expected to be offset as a result of the Shares to be issued in connection with the Eddie Bauer Acquisition, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of Shares and the Eddie Bauer Acquisition. We can give no assurance, however, that we will not issue additional Shares or equity interests in the future. Stockholders may be able to sell non-tendered Shares in the future on NASDAQ or otherwise, at a net price significantly higher or lower than the purchase price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her Shares in the future.
Shares we acquire pursuant to the Offer will be held as treasury stock and would, if returned to the status of authorized but unissued stock, be available for us to issue without further stockholder action (except as required by applicable law or the rules of NASDAQ) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs, stock plans or compensation programs for directors.
The Offer will reduce our “public float” (the number of Shares owned by non-affiliate stockholders and available for trading in the securities markets), and may reduce the number of our stockholders. These reductions may result in lower stock prices and/or reduced liquidity in the trading market for our Shares following completion of the Offer.
For information regarding the intentions of our directors and executive officers to tender in the Offer or sell shares in the open market during the pendency of the Offer, see Section 11.
Other Plans
On January 6, 2014, The Men’s Wearhouse, Inc. (“Men’s Wearhouse”) and an affiliate commenced an unsolicited tender offer to acquire all of the outstanding Shares at a price of $57.50 per Share in cash, without interest and less any required withholding taxes. The value of the consideration offered, together with all of the terms and conditions applicable to the tender offer, is referred to herein as the “Men’s Wearhouse Tender Offer.” The Men’s Wearhouse Tender Offer currently is scheduled to expire at 5:00 p.m., New York City time, on March 28, 2014. Men’s Wearhouse has stated that Men’s Wearhouse may, in its sole discretion, extend the Men’s Wearhouse Tender Offer from time to time for any reason.
On January 17, 2014, we issued a press release announcing the recommendation of our Board of Directors that stockholders reject the Men’s Wearhouse Tender Offer and not tender their Shares into the Men’s Wearhouse Tender Offer.

On February 13, 2014, we entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) pursuant to which we agreed to purchase from Everest Topco LLC (“Topco LLC”) all of the outstanding limited liability company interests of Everest Holdings LLC, a Delaware limited liability company (“Everest Holdings”). The aggregate consideration payable by the Company under the Purchase Agreement is (i) $545.0 million in cash and five million Shares payable upon the closing under the Purchase Agreement; provided that in no event will the Shares to be issued to Topco LLC exceed 19.9% of our issued and outstanding Shares prior to such issuance, giving pro forma effect to repurchases made pursuant to the Offer (and for every Share less than five million Shares that Topco LLC actually receives as a result of such adjustment, Topco LLC will receive an additional $56.00 in cash), and (ii) up to an additional $50.0 million in cash consideration, the payment of which is dependent upon Everest Holdings meeting targeted levels of EBITDA (as defined in the Purchase Agreement) for Everest Holdings’ fiscal year ending on January 3, 2015. The purchase price is subject to certain adjustments based on the amount of working capital, cash, indebtedness and transaction expenses of Everest Holdings as of closing.
Everest Holdings is the holding company for the Eddie Bauer brand and its related businesses and operations. Established in 1920 in Seattle, Eddie Bauer is a specialty retailer that sells sportswear, outerwear, gear and accessories for the active outdoor lifestyle. The Eddie Bauer brand is a nationally recognized brand that stands for high quality, innovation, style and customer service. Eddie Bauer products are available at approximately 370 stores throughout the United States, Canada and Japan, through catalog sales and online at www.eddiebauer.com. The acquisition of all of the outstanding limited liability company interests of Everest Holdings pursuant to the Purchase Agreement is referred to herein as the “Eddie Bauer Acquisition.” The Offer is conditioned upon the consummation of the Eddie Bauer Acquisition. The information contained on Eddie Bauer’s website or connected to Eddie Bauer’s website is not incorporated by reference into this Offer to Purchase and should not be considered part of the Offer.
Subject to the foregoing, except as otherwise disclosed in this Offer to Purchase our filings with the Commission, we currently have no plans, proposals or negotiations underway that relate to or would result in:
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  any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;
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  any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;
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  any change in our present Board of Directors or management or any plans or proposals to change the number or the term of directors or to fill any vacancies on the board (except that we may fill vacancies arising on the board in the future) or to change any material term of the employment contract of any executive officer;
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  any material change in our present dividend rate or policy, our indebtedness or capitalization, our corporate structure or our business;
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  any class of our equity securities ceasing to be authorized to be quoted on NASDAQ;
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  any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;
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  the suspension of our obligation to file reports under Section 13 of the Exchange Act;
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  the acquisition or disposition by any person of our securities; or
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  any changes in our charter or by-laws that could impede the acquisition of control of us.
Notwithstanding the foregoing, as part of our long-term corporate goal of increasing stockholder value, we regularly consider alternatives to enhance stockholder value, including open market repurchases of our Shares, strategic acquisitions and business combinations, and we intend to continue to consider alternatives to enhance stockholder value. Subject to the foregoing, except as otherwise disclosed in this Offer to Purchase, as of the date hereof, no agreements, understandings or decisions have been reached and there can be no assurance that we will decide to undertake any such alternatives.

3.   Procedures for Tendering Shares
Valid Tender.   For a stockholder to make a valid tender of Shares under the Offer, (i) the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time:
•
  a Letter of Transmittal, or a facsimile thereof, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an “agent’s message” (see “— Book-Entry Transfer” below), and any other required documents; and
•
  either certificates representing the tendered Shares or, in the case of tendered Shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see “— Book-Entry Transfer” below); or
(ii) the tendering stockholder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.
If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline. Currently, each common stock certificate also represents a preferred share purchase right, and by tendering Shares, a stockholder will also tender the associated preferred share purchase rights. For a more detailed description of the preferred share repurchase rights, see Section 11.
The valid tender of Shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.
We urge stockholders who hold Shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender Shares through the brokers or banks and not directly to the Depositary.
Book-Entry Transfer.   For purposes of the Offer, the Depositary will establish an account for the Shares at The Depository Trust Company (the “book-entry transfer facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of Shares by causing the book-entry transfer facility to transfer those Shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal, or a facsimile thereof, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures we describe below.
The confirmation of a book-entry transfer of Shares into the Depositary’s account at the book-entry transfer facility as we describe above is referred to herein as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.
The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.
Method of Delivery.   The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees.   No signature guarantee will be required on a Letter of Transmittal for Shares tendered thereby if:
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  the “registered holder(s)” of those shares signs the Letter of Transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or
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  those Shares are tendered for the account of an “eligible institution.”
For purposes hereof, a “registered holder” of tendered Shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that are participants in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.
Except as we describe above, all signatures on any Letter of Transmittal for Shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1, 5 and 7 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1, 5 and 7 to the Letter of Transmittal.
Guaranteed Delivery.   If you wish to tender Shares under the Offer and your certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:
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  your tender is made by or through an eligible institution;
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  a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Time; and
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  the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of three trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the Shares being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal, or a facsimile thereof, relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or (ii) confirmation of book-entry transfer of the Shares into the Depositary’s account at the book-entry transfer facility, together with (1) either a Letter of Transmittal, or a facsimile thereof, relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent’s message, and (2) all other required documents.
For these purposes, a “trading day” is any day on which NASDAQ is open for business.
A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.
Return of Unpurchased Shares.   The Depositary will return certificates for unpurchased Shares promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the Shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement.   It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (a) the Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such Shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into Shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (a) such stockholder has a “net long position” in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (b) such tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.
Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    All questions as to the number of Shares to be accepted, the price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction. We reserve the absolute right prior to the Expiration Time to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any conditions of the Offer with respect to all stockholders or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Dealer Manager, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction. By tendering Shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.
U.S. Federal Backup Withholding Tax.   Under the U.S. federal backup withholding tax rules, 28% of the gross proceeds payable to a stockholder or other payee in the Offer must be withheld and remitted to the Internal Revenue Service (“IRS”) unless the stockholder or other payee provides such person’s taxpayer identification number (employer identification number or social security number) to the Depositary or other payor and certifies under penalties of perjury that this number is correct or otherwise establishes an exemption. If the Depositary or other payor is not provided with the correct taxpayer identification number or an adequate basis for exemption, the stockholder may be subject to backup withholding tax and may be subject to certain penalties imposed by the IRS. Therefore, each tendering stockholder that is a U.S. Holder (as defined in Section 14) should complete and sign the Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid the backup withholding tax, unless the stockholder otherwise establishes an exemption from the backup withholding tax to the satisfaction of the Depositary. The backup withholding tax is not an additional tax, and any amounts withheld under the backup withholding tax rules will be allowed as a refund or credit against a stockholder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Certain stockholders (including, among others, all corporations and certain Non-U.S. Holders (as defined in Section 14)) are not subject to these backup withholding tax rules. In order for a Non-U.S.

Holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN (or other applicable form), signed under penalties of perjury, attesting to that stockholder’s non-U.S. status. The applicable form can be obtained from the Depositary at the address and telephone number set forth in the back cover page of this Offer to Purchase. See Instruction 9 of the Letter of Transmittal. A Non-U.S. Holder that submits a properly completed IRS Form W-8BEN may still be subject to the regular U.S. federal withholding tax on gross proceeds payable to such holder. See Withholding for Non-U.S. Holders below and Section 14.
Stockholders are urged to consult their own tax advisors regarding possible qualifications for exemption from backup withholding tax and the procedure for obtaining any applicable exemption.
For a discussion of U.S. federal income tax consequences to tendering stockholders, see Section 14.
Withholding For Non-U.S. Holders.   A payment made to a Non-U.S. Holder pursuant to the Offer will be subject to U.S. federal income and withholding tax unless the Non-U.S. Holder meets the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” test described in Section 14. If a Non-U.S. Holder tenders Shares held in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company, or other nominee, such broker or other nominee will generally be the withholding agent for the payment made to the Non-U.S. Holder pursuant to the Offer. Such brokers or other nominees may withhold or require certifications in this regard. Non-U.S. Holders tendering Shares held through a broker or other nominee should consult such broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them. Notwithstanding the foregoing, because it is unclear whether the cash received by a Non-U.S. Holder in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Company intends to treat such payment as a dividend distribution for withholding purposes. Accordingly, even if a Non-U.S. Holder tenders Shares held in its own name as a holder of record and delivers to the Depositary a properly completed IRS Form W-8BEN (or other applicable form) before any payment is made, the Depositary has advised the Company that it may withhold 30% of the gross proceeds unless the Depositary determines that a reduced rate under an applicable income tax treaty or exemption from withholding is applicable, regardless of whether the payment is properly exempt from U.S. federal gross income tax under the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” test.
To obtain a reduced rate of withholding under an applicable income tax treaty, a Non-U.S. Holder must deliver to the Depositary a properly completed IRS Form W-8BEN (or other applicable form) before the payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly completed IRS Form W-8ECI (or successor form). The applicable form can be obtained from the Depositary at the address and telephone number set forth in the back cover page of this Offer to Purchase. A Non-U.S. Holder that qualifies for an exemption from withholding on these grounds generally will be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of Shares pursuant to the Offer in the manner and to the extent described in Section 14 as if it were a U.S. Holder, and in the case of a foreign corporation, an additional branch profits tax may be imposed at a rate of 30% (or a lower rate specified in an applicable income tax treaty), with respect to such income.
A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-U.S. Holder (i) meets the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14 that would characterize the exchange as a sale (as opposed to a distribution) with respect to which the Non-U.S. Holder is not subject to U.S. federal income tax or (ii) is otherwise able to establish that no tax or a reduced amount of tax is due.
Non-U.S. Holders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.
Lost Certificates.   If the common stock certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the stockholder should promptly notify the Depositary’s Shareholder Services Department at lost@continentalstock.com or (212) 845-3231. The Depositary will instruct the stockholder as to the steps that must be taken in order to replace the certificates.

4.   Withdrawal Rights
Except as this Section 4 otherwise provides, tenders of Shares are irrevocable. You may withdraw Shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the Expiration Time for all Shares. You may also withdraw your previously tendered Shares at any time after 12:00 Midnight, New York City time, on Tuesday, April 15, 2014, unless such Shares have been accepted for payment as provided in the Offer.
For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must:
•
  be received in a timely manner by the Depositary at one of its addresses or its facsimile number set forth on the back cover of this Offer to Purchase; and
•
  specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the Shares.
If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.
If a stockholder has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares, the stockholder may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included. If Shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Shares and otherwise comply with the book-entry transfer facility’s procedures.
Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.
We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of us, the Dealer Manager, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
If we extend the Offer, are delayed in our purchase of Shares, or are unable to purchase shares under the Offer as a result of the occurrence of a condition disclosed in Section 7, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.
5.   Purchase of Shares and Payment of Purchase Price
Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will accept for payment and pay the purchase price for (and thereby purchase) up to an aggregate of up to $300.0 million in value of Shares properly tendered and not properly withdrawn before the Expiration Time.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the proration and conditional tender provisions of this Offer, Shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.
In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:
•
  certificates for Shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at the book-entry transfer facility,
•
  a properly completed and duly executed Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal), or, in the case of a book-entry transfer, an agent’s message, and
•
  any other required documents.
We will pay for Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.
In the event of proration, we will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the expiration of the Offer. Certificates for all Shares tendered and not purchased, including Shares not purchased due to proration or conditional tender, will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the Shares, to the tendering stockholder at our expense promptly after the expiration or termination of the Offer.
Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.
We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.
Any tendering stockholder or other payee who fails to properly complete, sign and return to the Depositary (or other payor) the Form W-9 included with the Letter of Transmittal or, in the case of a Non-U.S. Holder (as defined in Section 14), an IRS Form W-8BEN (or other applicable or suitable substitute forms), may be subject to required U.S. federal backup withholding tax of 28% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer. See Section 3. A Non-U.S. Holder that submits a properly completed IRS Form W-8BEN may still be subject to the regular U.S. federal withholding tax on the gross proceeds payable to such holder. See Section 3 and Section 14.
6.   Conditional Tender of Shares
In the event of an over-subscription of the Offer, Shares tendered prior to the Expiration Time will be subject to proration. See Section 1. As discussed in Section 14, the number of Shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. The conditional tender alternative is made available for stockholders seeking to take steps to have Shares sold pursuant to the offer treated as a sale or exchange of such shares by the stockholder, rather than a distribution to the stockholder, for U.S. federal income tax purposes. Accordingly, a stockholder may tender Shares subject to the condition that a specified minimum number of the stockholder’s Shares tendered pursuant to a Letter of Transmittal must be purchased if any Shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to calculate the minimum number of Shares that must be purchased from the stockholder in order for the stockholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Stockholders are urged to consult with their tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result in all cases.
Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased if any are to be purchased. After the Offer expires, if more than an aggregate purchase price of $300.0 million in value of Shares are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any stockholder below the minimum number specified, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a stockholder subject to a conditional tender and regarded as withdrawn as a result of proration will be returned at our expense, promptly after the Expiration Time.
After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the aggregate price of Shares to be purchased to fall below $300.0 million then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase an aggregate of $300.0 million in value of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their Shares.
7.   Conditions of the Tender Offer
Notwithstanding any other provision of the Offer (but subject to the provisions of Section 15), we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act (which requires that the issuer making the tender offer either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer), if at any time on or after February 19, 2014 and prior to the Expiration Time (whether any Shares have theretofore been accepted for payment) any of the following events has occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events, make it inadvisable to proceed with the Offer or with acceptance for payment:
•
  the Eddie Bauer Acquisition has not been consummated substantially on the terms described in this Offer to Purchase or the Purchase Agreement has been terminated;
•
  there has occurred:
°
  any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market;
°
  a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions in the United States;
°
  a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;
°
  the commencement or escalation of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States; or

°
  a decrease of more than 20% in the market price for the Shares, the Dow Jones Industrial Average, the NASDAQ Composite Index or the S&P 500 Composite Index since the date of the Offer;
•
  any change or combination of changes (or condition, event or development involving a prospective change) has occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or other), operations, licenses, or results of operations of us or any of our subsidiaries or affiliates that is or may be reasonably likely to (i) have a material adverse effect on us or any of our subsidiaries or affiliates; (ii) have a material adverse effect on the value of the Shares; or (iii) materially impair the contemplated benefits of the Offer to us or be material to holders of the shares in deciding whether to tender in the Offer;
•
  legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which would be to change the U.S. federal income tax consequences of the consummation of the Offer in any manner that would adversely affect us or any of our affiliates;
•
  there has been threatened in writing, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:
°
  challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the Shares in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the Offer;
°
  seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the Shares;
°
  seeks to require us to repurchase or redeem any of our outstanding securities other than the Shares;
°
  otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, or results of operations of us or any of our subsidiaries or affiliates, taken as a whole, or the value of the Shares;
in each case, other than the legal actions described in Section 13 as they exist on the date the Offer is being commenced, unless such legal actions have resulted in an injunction, restraint or prohibition (whether temporary, preliminary or permanent) on the consummation of the Offer or the Eddie Bauer Acquisition.
•
  any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:
°
  indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder;
°
  could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or
°
  otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses or results of operations of us or any of our subsidiaries or affiliates, taken as a whole;
in each case, other than the legal actions described in Section 13 as they exist on the date the Offer is being commenced, unless such legal actions have resulted in an injunction, restraint or prohibition (whether temporary, preliminary or permanent) on the consummation of the Offer or the Eddie Bauer Acquisition.

•
  a tender or exchange offer for any or all of our outstanding Shares (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or entity or has been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to any merger, acquisition, business combination or other similar transaction, other than the Men’s Wearhouse Tender Offer as in effect on the date of commencement of the Offer or by us in connection with the Eddie Bauer Acquisition;
•
  any person, entity or group has filed a Notification and Report Form under the HSR Act reflecting an intent to acquire us or any of our shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities, other than in connection with the Men’s Wearhouse Tender Offer or in connection with the Eddie Bauer Acquisition;
•
  any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer, and of which we have been notified after the date of the Offer, has not been obtained on terms satisfactory to us in our reasonable discretion; or
•
  we determine that the consummation of the Offer and the purchase of the Shares is reasonably likely to:
°
  cause the Shares to be held of record by less than 300 persons; or
°
  cause the Shares to be delisted from NASDAQ or to be eligible for deregistration under the Exchange Act.
The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion before the Expiration Time. Any determination by us concerning the events described in this section will be final and binding upon all persons.
8.   Price Range of Shares; Dividends
The Shares are traded on the NASDAQ Global Select Market under the symbol “JOSB.” The following table sets forth, for each of the periods indicated, the high and low sales prices per share as reported by NASDAQ based on published financial sources.

	High	Low
Fiscal Year 2012:
First Quarter	$55.00	$46.45
Second Quarter	$49.51	$39.54
Third Quarter	$50.75	$39.91
Fourth Quarter	$49.03	$37.31
Fiscal Year 2013:
First Quarter	$44.53	$38.36
Second Quarter	$48.62	$38.70
Third Quarter	$50.61	$39.40
Fourth Quarter	$57.61	$46.60
Fiscal Year 2014:
First Quarter (through February 18, 2014)	$55.56	$51.97
On February 18, 2014, the last full trading day before commencement of the Offer, the NASDAQ Official Closing Price per Share was $54.20. Stockholders are urged to obtain current market quotations for the shares. See Section 8.

Dividends.   We intend to retain our earnings to finance the development and expansion of our business and other strategic opportunities and for working capital purposes, and therefore do not anticipate paying any cash dividends in the foreseeable future.
9.   Source and Amount of Funds
Assuming that the maximum of an aggregate of $300.0 million in value of Shares are tendered in the Offer at a price of $65.00 per Share, the aggregate purchase price will be approximately $300.0 million. We expect that expenses for the Offer will be approximately $2.5 million.
We anticipate that we will pay for the Shares tendered in the Offer and all expenses applicable to the Offer from cash and cash equivalents on hand. The Offer is not separately conditioned upon the receipt of financing. See Section 7 and Section 10.
10.   Certain Information Concerning the Company
Overview of Our Businesses
We are a nationwide designer, manufacturer, retailer and direct marketer (through stores, catalog call center and the Internet) of men’s tailored and casual clothing and accessories and is a retailer of tuxedo rental products. We sell substantially all of our products exclusively under the Jos. A. Bank label through 629 retail stores (as of February 14, 2014, which includes 43 factory stores and 15 franchise stores) located throughout 44 states and the District of Columbia in the United States, as well as through our nationwide catalog call center and Internet (www.josbank.com) operations.
Our products are targeted at the male career professional and emphasize the Jos. A. Bank brand of high quality tailored and casual clothing and accessories. Our products are offered at “Three Levels of Luxury,” which range from the original Jos. A. Bank Executive collection to the more luxurious Jos. A. Bank Signature collection to the exclusive Jos. A. Bank Signature Gold collection. We also offer the Jos. A. Bank Classic collection, designed for, and offered in, our factory stores. We purchase the majority of our merchandise as finished product, with the manufacturer or supplier responsible for purchasing all components of the product, including fabric (also known as piece goods or raw materials), although we may designate which components to use. We purchase certain portions of our merchandise (including a portion of suits, suit separates, sport coats, dress pants and topcoats) on a cut, make and trim basis, whereby we supply the piece goods. We source substantially all of our merchandise from suppliers and manufacturers or through buying agents using Jos. A. Bank designs and specifications.
Recent Developments
Eddie Bauer Acquisition
Membership Interest Purchase Agreement
On February 13, 2014, we entered into the Purchase Agreement pursuant to which we agreed to purchase from Topco LLC all of the outstanding limited liability company interests of Everest Holdings. Everest Holdings is the holding company for the Eddie Bauer brand and its related businesses and operations. The aggregate consideration payable by the Company under the Purchase Agreement is (i) $545.0 million in cash and five million Shares payable upon the closing under the Purchase Agreement; provided that in no event will the Shares to be issued to Topco LLC exceed 19.9% of our issued and outstanding Shares prior to such issuance, giving pro forma effect to repurchases made pursuant to the Offer (and for every Share less than five million Shares that Topco LLC actually receives as a result of such adjustment, Topco LLC will receive an additional $56.00 in cash), and (ii) up to an additional $50.0 million in cash consideration, the payment of which is dependent upon Everest Holdings meeting targeted levels of EBITDA (as defined in the Purchase Agreement) for Everest Holdings’ fiscal year ending on January 3, 2015. The purchase price is subject to certain adjustments based on the amount of working capital, cash, indebtedness and transaction expenses of Everest Holdings as of closing.

The Eddie Bauer Acquisition is subject to the satisfaction of various closing conditions, including (i) the expiration or termination of the waiting period applicable to the consummation of the transactions under the HSR Act (see “Antitrust Filings” below), (ii) no statute, rule, regulation, or order (whether temporary, preliminary or permanent) in any case being in effect that enjoins or prohibits consummation of the transactions contemplated by the Purchase Agreement, (iii) since the date of the Purchase Agreement, there having occurred no event, change, occurrence or effect that, individually or in the aggregate, has had and continues to have, or would reasonably be expected to have, a material adverse effect on the Company and (iv) the representations and warranties of the parties being true and correct, and the covenants of the parties having been performed, in all material respects. Consummation of the Eddie Bauer Acquisition is not subject to a financing condition.
The Purchase Agreement contains certain termination rights for both the Company and Topco LLC, including without limitation (i) the right of either party to terminate the Purchase Agreement if the Eddie Bauer Acquisition is not consummated by June 13, 2014, (ii) our right to terminate the Purchase Agreement to accept an unsolicited superior proposal (as defined in the Purchase Agreement) from a third party with respect to a change of control (as defined in the Purchase Agreement) of the Company and (iii) the right of Topco LLC to terminate the Purchase Agreement if we receive a proposal of a third party to acquire the Company that we do not reject or recommend against within 20 business days. Upon termination of the Purchase Agreement under specified circumstances, we may be required to pay a termination fee. If we terminate the Purchase Agreement to accept or enter into a definitive agreement with respect to, or if Topco LLC terminates the Purchase Agreement for the our failure to reject or recommend against within 20 business days, a superior proposal, we would be required to pay to Topco LLC a termination fee of $48.0 million. In connection with termination of the Purchase Agreement for the failure by us to consummate the Eddie Bauer Acquisition due to a failure to obtain financing and in other specified circumstances, we would be required to pay to Topco LLC a termination fee of $55.0 million. In addition, upon termination of the Purchase Agreement under specified circumstances in which a termination fee is not payable upon termination, we may be required to reimburse Topco LLC for its fees and expenses incurred in connection with the Purchase Agreement and to pay a termination fee of $48.0 million, less any fees and expenses previously paid, in the event we enter into or recommends a change of control of the Company within six months after such termination.
The Purchase Agreement contains representations and warranties and covenants customary for a transaction of this nature, and related indemnification obligations.
Standstill and Stockholder Agreement
In connection with the Purchase Agreement, on February 13, 2014, we also entered into a Standstill and Stockholder Agreement (the “Standstill and Stockholder Agreement”) with Topco LLC. Topco LLC has agreed, subject to certain exceptions, not to take certain actions with respect to the Company during the period prior to and after the closing of the Eddie Bauer Acquisition. During the Standstill Period (as defined herein), Topco LLC has agreed, and has agreed to cause its controlled affiliates and certain other related parties to agree, among other things, (A) to certain standstill provisions regarding the Company, including a prohibition on acquiring additional Shares, and (B) not to sell or dispose of any Shares owned by Topco LLC and its controlled affiliates to any person or “group” if such person or “group” holds or, after giving effect to any such sale or disposition, would own 7.5% or more of our Shares unless such sale has been approved by our Board of Directors. Subject to certain exceptions, Topco LLC and its controlled affiliates may not dispose of any Shares, including by tendering into any self-tender offer commenced by the Company (including, for the avoidance of doubt, the Offer), until the date that is six months after the closing under the Purchase Agreement (the “Eddie Bauer Closing Date”) at which time such restricted sale provisions will expire with respect to 25% of the Shares received by Topco LLC in the Eddie Bauer Acquisition, and thereafter such restricted sale provisions will expire with respect to an additional 25% of such Shares on the date that is one year after the Eddie Bauer Closing Date, and will expire with respect to all such Shares on the date that is 18 months after the Eddie Bauer Closing Date. The Standstill and Stockholder Agreement does not restrict Topco LLC or any other person from selling or disposing of the Shares in connection with a tender offer or other business combination transaction involving the Company or any transaction involving a change of control of the Company. The Standstill and Stockholder Agreement does not restrict the right of Topco LLC or any other person to vote its shares of Company common stock at any annual or special meeting of the stockholders of the Company or otherwise.

The “Standstill Period” is defined in the Standstill and Stockholder Agreement to mean the period beginning on February 13, 2014 and ending on either (A) if the Purchase Agreement is terminated, the date of such termination or (B) if the closing occurs under the Purchase Agreement, the date that is 90 days after the first date after the Eddie Bauer Closing Date that Topco LLC and its affiliates and certain specified transferees of Topco LLC to whom it may distribute Shares received by Topco LLC in the Eddie Bauer Acquisition (whether or not affiliates), taken together, cease to beneficially own in the aggregate at least 5% of the issued and outstanding Shares of the Company.
Pursuant to the Standstill and Stockholder Agreement, upon the closing under the Purchase Agreement for so long as Topco LLC and certain of its specified affiliates to whom it may distribute Shares received by Topco LLC in the Eddie Bauer Acquisition, taken together, hold (A) at least the greater of (i) 10% of the total number of Shares then outstanding and (ii) the minimum percentage of the total number of Shares then outstanding that must be beneficially owned by a stockholder of the Company to appoint two directors in accordance with the rules of NASDAQ, Topco LLC shall have the right to designate two members of our Board of Directors or (B) less than the amount determined pursuant to clause (A), but at least 5%, of the total number of Shares then outstanding, Topco LLC shall have the right to designate one member of our Board of Directors. We have agreed to use our reasonable best efforts to facilitate the appointment, nomination and election of the individuals designated by Topco LLC to be members of our Board of Directors, subject to the review and approval by our Board of Directors and the Nominating and Governance Committee of our Board of Directors.
The foregoing descriptions of the Purchase Agreement and the Standstill and Stockholder Agreement do not purport to be complete and are qualified in their entirety by reference to the Purchase Agreement and the Standstill and Stockholder Agreement that were previously filed as Exhibits 2.1 and 10.1, respectively, to our Current Report on Form 8-K, filed on February 14, 2014. The information contained on Eddie Bauer’s website or connected to Eddie Bauer’s website is not incorporated by reference into this Offer to Purchase and should not be considered part of the Offer.
About Eddie Bauer
Everest Holdings is the holding company for the Eddie Bauer brand and its related businesses and operations. Established in 1920 in Seattle, Eddie Bauer is a specialty retailer that sells sportswear, outerwear, gear and accessories for the active outdoor lifestyle. The Eddie Bauer brand is a nationally recognized brand that stands for high quality, innovation, style and customer service. Eddie Bauer products are available at approximately 370 stores throughout the United States, Canada and Japan, through catalog sales and online at www.eddiebauer.com. Topco LLC is a portfolio company of Golden Gate Capital, a San Francisco-based private equity investment firm with over $12 billion of capital under management.
Set forth below is selected historical financial data for Everest Holdings for the nine month periods ended September 28, 2013 and September 29, 2012, respectively, and the fiscal year ended December 29, 2012. The historical financial data included below has been prepared by, and is the responsibility of, Everest Holding’s management. Everest Holdings’ independent auditors have not audited, reviewed, compiled or performed any procedures with respect to such historic financial data. Accordingly, Everest Holdings’ independent auditors do not express an opinion or any other form of assurance with respect thereto and such financial data is subject to change. In addition, the financial performance of Everest Holdings is not necessarily indicative of the future financial performance of the combined company following the consummation of the Eddie Bauer Acquisition.

(Unaudited, in thousands)	Nine Months Ended September 28, 2013	Nine Months Ended September 29, 2012	Year Ended December 29, 2012
SUMMARY OF OPERATIONS
Net sales and other revenues	$530,773	$535,617	$891,773
Cost of sales	208,536	246,982	397,698
Gross margin	322,237	288,635	494,075
Selling, general and administrative expense	349,501	346,912	510,977
Operating loss	(27,264)	(58,277)	(16,902)
Interest Expense	8,948	10,387	13,752
Other (income)/expense	(1,282)	410	(73)
(Benefit) Provision for income taxes	(3,129)	797	1,440
Net loss	$(31,801)	$(69,871)	$(32,021)
EBITDA(1)	$(11,376)	$(42,959)	$4,304
Adjusted EBITDA(2)	$14	$(22,395)	$37,044

(Unaudited, in thousands)	As of September 28, 2013	As of December 29, 2012
BALANCE SHEET DATA
Cash and cash equivalents	$15,867	$14,561
Total Assets	$393,289	$327,757
Revolving credit facility	$35,652	$6,380
Current portion of long-term notes	$9,750	$10,975
Long-term notes, net of current portion	$120,250	$51,840
Total Liabilities	$327,966	$230,998

(1)
  EBITDA consists of earnings before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in Everest Holdings’ industry and Everest Holdings’ management presents EBITDA to enhance your understanding of its operating performance. Everest Holdings’ management uses EBITDA as one criterion for evaluating its performance relative to that of its peers. Everest Holdings’ management believes that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies.
(2)
  Adjusted EBITDA is defined as EBITDA further adjusted to exclude non-cash and other nonrecurring adjustments and include certain pro forma cost savings adjustments. However, EBITDA and Adjusted EBITDA are not measures of financial performance under US GAAP, and the above EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider the above EBITDA and Adjusted EBITDA as an alternative to operating or net income determined in accordance with US GAAP, as an indicator of Everest Holdings’ operating performance or as an alternative to cash flows from operating activities determined in accordance with US GAAP, or as an indicator of cash flows, or as a measure of liquidity.

(Unaudited, in thousands)	Nine Months Ended September 28, 2013	Nine Months Ended September 29, 2012	Fiscal 2012 Year Ended December 29, 2012
Net income (loss)	$(31,801)	$(69,871)	$(32,021)
Interest Expense	8,948	10,387	13,752
(Benefit) provision for income taxes	(3,129)	797	1,440
Depreciation and Amortization	14,606	15,728	21,133
EBITDA	$(11,376)	$(42,959)	$4,304
Non-Cash Impairment of Assets(a)	486	518	4,134
Non-Cash Compensation and Benefits(b)	1,614	896	1,625
Non-Recurring Items(c)	2,362	216	1,333
Capitalized Costs(d)	(1,069)	(525)	(700)
Other Items, net(e)	2,213	19,460	26,348
Store Closures(f)	1,125	—	—
Incentive Payments above 100% Payout(g)	4,659	—	—
Adjusted EBITDA	$14	$(22,395)	$37,044

(a)
  Represents non-cash impairment charges related to unprofitable stores.
(b)
  Represents non-cash management equity compensation expense.
(c)
  Represents the net impact of a nonrecurring legal settlement and nonrecurring gains.
(d)
  Represents adjustments for capitalized salaries.
(e)
  Represents primarily the net impact of nonrecurring management fees, the amount of rent paid in cash in excess of GAAP rent expense, foreign joint venture noncash results and non-recurring inventory liquidation. Includes $7.3 million and $9.8 million of savings from reduced headcount and $4.8 million and $6.8 million of severance charges in the nine months ended September 29, 2012 and year ended December 29, 2012, respectively. Does not reflect any adjustment for costs of cotton in excess of historical average prices, which are estimated to be $9.3 million and $15.4 million in the nine months ended September 29, 2012 and the year ended December 29, 2012, respectively.
(f)
  Represents pro forma cost savings from store closures.
(g)
  Represents amount paid in short-term incentive as a result of substantially exceeding budgeted EBITDA.

In addition, set forth below are preliminary estimated financial results for Everest Holdings for the fiscal year ended December 28, 2013. Although additional estimates with respect to Everest Holdings are not available at this time, Everest Holdings’ management has not identified any unusual or unique events or trends that occurred during the fiscal year ended December 28, 2013 that might materially affect its results of operations other than those discussed below. The preliminary financial data included below has been prepared by, and is the responsibility of, Everest Holding’s management. The final financial results for the fiscal year ended December 28, 2013 may be different from the preliminary estimates provided below due to completion of quarterly and annual close and review procedures, final adjustments and other developments that may arise between now and the time the financial results for this period are finalized. Everest Holdings’ independent auditors have not audited, reviewed, compiled or performed any procedures with respect to such preliminary financial data. Accordingly, Everest Holdings’ independent auditors do not express an opinion or any other form of assurance with respect thereto. In addition, the preliminary estimated financial results of Everest Holdings are not necessarily indicative of the future financial performance of the combined company following the consummation of the Eddie Bauer Acquisition.

(Unaudited, in thousands)	Low End of Range	High End of Range
Fiscal Year 2013
Net sales and other revenues	$885,000	$895,000
Gross margin	$541,623	$552.565
Gross margin	61.2%	61.7%
Interest expense	$13,014	$13,014
Provision for income taxes	$1,000	$3,000
Depreciation and Amortization	$19,486	$19,486
Net Income	$7,000	$9,000
EDITDA(1)	$40,500	$44,500
Adjusted EBITDA(2)	$60,929	$64,929
Total Assets	$418,087	$428,087
Total Liabilities	$324,649	$314,649

(1)
  EBITDA consists of earnings before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in Everest Holdings’ industry and Everest Holdings’ management presents EBITDA to enhance your understanding of its operating performance. Everest Holdings’ management uses EBITDA as one criterion for evaluating its performance relative to that of its peers. Everest Holdings’ management believes that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies.
(2)
  Adjusted EBITDA is defined as EBITDA further adjusted to exclude non-cash and other nonrecurring adjustments and include certain pro forma cost savings adjustments. However, EBITDA and Adjusted EBITDA are not measures of financial performance under US GAAP, and the above EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider the above EBITDA and Adjusted EBITDA as an alternative to operating or net income determined in accordance with US GAAP, as an indicator of Everest Holdings’ operating performance or as an alternative to cash flows from operating activities determined in accordance with US GAAP, or as an indicator of cash flows, or as a measure of liquidity.

The following table reconciles the ranges of Adjusted EBITDA and EBITDA to net income, the most comparable GAAP measure:

(Unaudited, in thousands)	Low End of Range	High End of Range
Fiscal Year 2013
Net Income	$7,000	$9,000
Interest expense	$13,014	$13,014
Provision for income taxes	$1,000	$3,000
Depreciation and Amortization	$19,486	$19,486
EDITDA	$40,500	$44,500
Non-Cash Impairment of Assets(a)	$4,723	$4,723
Non-Cash Compensation and Benefits(b)	$2,072	$2,072
Nonrecurring Items(c)	$2,339	$2,339
Capitalized Costs(d)	$(1,425)	$(1,425)
Other Items, net(e)	$342	$342
Store Closures(f)	$1,500	$1,500
Incentive Payments above 100% Payout(g)	$10,878	$10,878
Adjusted EBITDA	$60,929	$64,929

(a)
  Represents non-cash impairment charges related to unprofitable stores.
(b)
  Represents non-cash management equity compensation expense.
(c)
  Represents the net impact of a nonrecurring legal settlement, restructuring costs and nonrecurring gains.
(d)
  Represents adjustments for capitalized salaries.
(e)
  Represents primarily the net impact of nonrecurring management fees, the amount of rent paid in cash in excess of GAAP rent expense and foreign joint venture noncash results.
(f)
  Represents pro forma cost savings from store closures since January 1, 2014.
(g)
  Represents excess short-term incentive expense above normal course.
Financing
In connection with the proposed Eddie Bauer Acquisition, it is expected that the Company, together with certain of its subsidiaries as borrowers (the “Borrowers”), will enter into a five-year senior secured asset-based revolving credit facility (the “ABL Facility”), with a syndicate of lenders arranged by Goldman Sachs Bank USA (‘‘Goldman Sachs’’). It is expected that the aggregate principal amount that may be borrowed under the ABL Facility will be limited to the greater of (a) $500.0 million (with the Company having the option to seek commitments to increase the aggregate commitments thereunder by up to an additional $100.0 million upon satisfaction of certain conditions) and (b) a borrowing base calculated based on designated percentages of eligible credit card receivables and eligible inventory of the Borrowers, minus customary reserves. The ABL Facility is expected to contain sub-facilities for letters of credit and swingline loans and a sub-facility for borrowings in Canadian dollars. The Company has obtained commitments from Goldman Sachs for the ABL Facility and for a bridge facility in an aggregate principal amount of up to $400.0 million. The Offer is not conditioned on the Company’s entrance into the ABL Facility.

Antitrust Filings
Under the HSR Act, and the rules and regulations promulgated thereunder by the U.S. Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements apply to the Company and Topco LLC by virtue of the Eddie Bauer Acquisition and the issuance of Shares to Topco LLC pursuant to the Purchase Agreement (the “Share Consideration Issuance”).
Under the HSR Act, the Eddie Bauer Acquisition may not be completed until the expiration of a 30-calendar-day waiting period following the filing of certain required information and documentary material concerning the Eddie Bauer Acquisition and the Share Consideration Issuance with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division or the Company or Topco LLC receives a request for additional information or documentary material from the FTC or antitrust division prior to that time. The Company and Topco LLC filed such Premerger Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division in connection with both the Eddie Bauer Acquisition and the Share Consideration Issuance on February 18, 2014.
Men’s Wearhouse Tender Offer
On January 6, 2014, Java Corp. (“Java”), a wholly owned subsidiary of Men’s Wearhouse, and Men’s Wearhouse, as co-bidder, commenced an unsolicited tender offer pursuant to which Java has offered to acquire all of the outstanding Shares at a price of $57.50 per Share in cash, without interest and less any required withholding taxes. The value of the consideration offered, together with all of the terms and conditions applicable to the tender offer, is referred to herein as the Men’s Wearhouse Tender Offer. The Men’s Wearhouse Tender Offer is subject to the terms and conditions set forth in the Tender Offer Statement on Schedule TO (together with all exhibits thereto, as may be amended from time to time, the “Men’s Wearhouse Schedule TO”) filed by Java and Men’s Wearhouse with the Commission on January 6, 2014.
According to the Men’s Wearhouse Schedule TO, the purpose of the Men’s Wearhouse Tender Offer is to acquire control of, and ultimately the entire equity interest in, the Company. Men’s Wearhouse has stated that if the Men’s Wearhouse Tender Offer is consummated, Men’s Wearhouse and Java intend to complete a second-step merger (the “Men’s Wearhouse Proposed Merger”) with us in which we will become a wholly owned subsidiary of Men’s Wearhouse and all outstanding Shares that are not purchased in the Men’s Wearhouse Tender Offer (other than shares held by Men’s Wearhouse and its subsidiaries or stockholders who perfect their appraisal rights) will be exchanged for an amount in cash per Share equal to the highest price paid per Share pursuant to the Men’s Wearhouse Tender Offer. The Men’s Wearhouse Tender Offer currently is scheduled to expire at 5:00 p.m., New York City time, on March 28, 2014. Men’s Wearhouse has stated that Men’s Wearhouse may, in its sole discretion, extend the Men’s Wearhouse Tender Offer from time to time for any reason.
On January 17, 2014, we issued a press release announcing our Board of Director’s recommendation that stockholders reject the Men’s Wearhouse Tender Offer and not tender their Shares into the Men’s Wearhouse Tender Offer. This Offer is not conditioned on the extension of the Men’s Wearhouse Tender Offer.
Men’s Wearhouse has also stated that it plans to deliver notice to the Company of its intention to nominate independent director candidates to our Board of Directors and to file a proxy statement and other relevant documents with the Commission in connection with its solicitation of proxies for our 2014 annual meeting of stockholders. On January 14, 2014, Men’s Wearhouse sent to the Company a notice of nomination of persons for election to the Board of Directors. We are in the process of reviewing the nominations for compliance with the Company’s governance documents and applicable law.
In addition, on January 13, 2014, Eminence Capital, LLC (“Eminence”) delivered a letter to our Board of Directors stating that Eminence intended to deliver a notice to nominate directors to the Board of Directors. Eminence delivered notice of proposed director nominees to the Company on January 17, 2014. We are in the process of reviewing the nominations for compliance with the Company’s governance documents and applicable law.

Where You Can Find More Information
We file annual, quarterly and current reports, proxy statements and other information with the Commission relating to our business, financial condition and other matters. You can also read and copy any materials we file with the Commission at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the Commission’s Public Reference Room by calling the Commission at 1-800-SEC-0330. Copies can be obtained from the Commission upon payment of the prescribed fees. The Commission also maintains a Web site at www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with it. We make available free of charge at www.josbank.com (in the “Investor Relations” section) copies of materials we file with, or furnish to, the Commission.
We also have filed an Issuer Tender Offer Statement on Schedule TO with the Commission that includes additional information relating to the Offer. The Issuer Tender Offer Statement on Schedule TO, together with any exhibits and amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.
Information about us is also available on our website. The information available on our website, apart from the documents posted on such website and specifically incorporated by reference herein, is not a part of this Offer to Purchase.
Incorporation of Documents by Reference
The following documents filed by us with the Commission are incorporated herein by reference and shall be deemed to be a part of this Offer to Purchase:
•
  Our Annual Report on Form 10-K for the fiscal year ended February 2, 2013, filed with the Commission on April 2, 2013;
•
  Our Quarterly Reports on Form 10-Q for the quarterly periods ended May 4, 2013, August 3, 2013 (as amended by Amendment No. 1 on Form 10-Q/A, filed with the Commission on September 5, 2013) and November 2, 2013, filed with the Commission on June 5, 2013, September 5, 2013 and December 5, 2013, respectively;
•
  Our Current Reports on Form 8-K and Form 8-K/A, filed with the Commission on April 1, 2013, June 3, 2013, June 7, 2013, June 21, 2013, June 25, 2013, June 27, 2013, July 2, 2013, August 1, 2013, September 3, 2013, September 4, 2013 (with respect to Item 5.02 only), September 11, 2013, October 9, 2013 (with respect to Item 8.01 only), October 10, 2013, October 31, 2013, November 4, 2013, November 8, 2013, November 15, 2013 (two reports), November 22, 2013, November 26, 2013, November 27, 2013, December 2, 2013, December 20, 2013, December 23, 2013, January 3, 2014 (two reports), January 6, 2014, January 15, 2014, January 17, 2014, February 3, 2014 (two reports), February 4, 2014 and February 14, 2014 (with respect to Items 1.01, 3.02, 3.03 and 8.01 only); and
•
  The portions of our Definitive Proxy Statement on Schedule 14A, filed on May 17, 2013, incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended February 2, 2013.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Offer to Purchase, shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Offer to Purchase, except as so modified or superseded.
You may obtain any document incorporated herein by reference by contacting the Commission as described above under “Where You Can Find More Information” or by contacting us at 500 Hanover Pike, Hampstead, Maryland 21074, telephone: telephone: (410) 239-5900, Attention: Investor Relations. We will provide copies of the documents incorporated by reference, without charge, upon written or oral request. You should request such documents no later than 4:00 p.m., New York City time, Tuesday, March 11, 2014 so that such documents may be delivered to you prior to the Expiration Time.
11.   Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares
A list of our directors and executive officers as of February 19, 2014 is attached to this Offer to Purchase as Schedule I. As of January 28, 2014, there were 27,988,392 Shares issued and outstanding.
As of January 28, 2014, our directors and executive officers as a group (11 persons) owned an aggregate of 443,324 Shares (which includes equity awards that are scheduled to vest on or prior to March 29, 2014), representing approximately 1.6% of the total number of outstanding Shares. Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. However, our directors and executive officers have advised us that they do not intend to tender their Shares in the Offer (including Shares they are deemed to beneficially own). In addition, Topco LLC will not participate in the Offer and we are not aware of any of our other affiliates that intend to tender any Shares in the Offer.
After the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions, including through one or more pre-arranged stock trading plans in accordance with Rule 10b5-1 of the Exchange Act, at prices that may be more favorable than the purchase price to be paid to our stockholders in the Offer.
Security Ownership by Principal Stockholders and Management
The following table sets forth information with respect to the beneficial ownership of the Shares as of January 28, 2014 (except where otherwise indicated), by each person or entity known by us to beneficially own more than 5% of the outstanding shares of Company common stock, by each of our directors, by each of our executive officers and by all of our directors and executive officers as a group. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons listed in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

	Shares Beneficially Owned**
Name and Address* of Beneficial Owner	Number	Percent
Byron L. Bergren	—	—
R. Neal Black(1)	152,806	***
James H. Ferstl(2)	10,750	***
Andrew A. Giordano(3)	43,210	***
Robert B. Hensley(4)	42,103	***
William E. Herron(5)	21,690	***
Gary M. Merry(6)	20,491	***
Sidney H. Ritman(7)	26,469	***
James W. Thorne(8)	15,000	***
David E. Ullman(9)	56,853	***
Robert N. Wildrick(10)	53,952	***
FMR LLC(11)	3,766,436	13.5%
BlackRock, Inc.(12)	2,634,278	9.4%
The Vanguard Group, Inc.(13)	1,794,703	6.4%
All directors and executive officers as a group (11 persons)(14)	443,324	1.6%

*
  Unless otherwise indicated, the address of each beneficial owner is c/o Jos. A. Bank Clothiers, Inc., 500 Hanover Pike, Hampstead, MD, 21074 (“Company Headquarters”). The address for each beneficial owner, if not Company Headquarters, is provided in such owner’s footnote.

**
  Unless otherwise indicated by footnote, the Shares beneficially owned consist exclusively of shares of common stock. If indicated by footnote, the Shares beneficially owned consist of shares of common stock and one or both of the following: (a) shares of common stock deliverable by the Company within 60 days of January 28, 2014 as a result of the vesting of restricted stock units granted under the 2010 Equity Incentive Plan (as defined herein); and (b) stock units held under the Company’s 2010 Deferred Compensation Plan (as defined herein). Beneficial ownership is determined in accordance with the rules of the Commission and includes voting and/or investment power with respect to Shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all Shares beneficially owned. Percentage ownership is calculated based on 27,988,392 Shares outstanding as of January 28, 2014, plus the number of stock units held for the account of the applicable individual(s) under the Company’s 2010 Deferred Compensation Plan and the number of restricted stock units which will vest in the applicable individual(s) within 60 days of January 28, 2014. To our knowledge and based on reviews of Schedules 13D and Schedules 13G filed with the Commission, except as disclosed in this table, no other stockholder beneficially owned more than 5% of our outstanding shares of common stock as of February 18, 2014.
***
  Represents less than 1%.
(1)
  Mr. Black’s shares consist of 140,757 shares of common stock and 12,049 shares of common stock deliverable by the Company within 60 days of January 28, 2014 as a result of the vesting of Performance restricted stock units granted to Mr. Black under the 2010 Equity Incentive Plan.
(2)
  Mr. Ferstl’s shares consist of 4,750 shares of common stock and 6,000 stock units held for the account of Mr. Ferstl under the Company’s 2010 Deferred Compensation Plan.
(3)
  Mr. Giordano’s shares consist of 39,460 shares of common stock and 3,750 stock units held for the account of Mr. Giordano under the Company’s 2010 Deferred Compensation Plan.
(4)
  Mr. Hensley’s shares consist of 39,025 shares of common stock and 3,078 restricted stock units which will vest within 60 days of January 28, 2014.
(5)
  Mr. Herron’s shares consist of 13,440 shares of common stock and 8,250 stock units held for the account of Mr. Herron under the Company’s 2010 Deferred Compensation Plan.
(6)
  Mr. Merry’s shares consist of 17,413 shares of common stock and 3,078 restricted stock units which will vest within 60 days of January 28, 2014.
(7)
  Mr. Ritman’s shares consist of 12,049 shares of common stock and 14,420 stock units held for the account of Mr. Ritman under the Company’s 2010 Deferred Compensation Plan.
(8)
  Mr. Thorne’s shares consist of 8,147 shares of common stock, 3,775 stock units held for the account of Mr. Thorne under the Company’s 2010 Deferred Compensation Plan and 3,078 restricted stock units which will vest within 60 days of January 28, 2014.
(9)
  Mr. Ullman’s shares consist of 50,000 shares of common stock, 3,775 stock units held for the account of Mr. Ullman under the Company’s 2010 Deferred Compensation Plan and 3,078 restricted stock units which will vest within 60 days of January 28, 2014. .
(10)
  Mr. Wildrick’s shares consist of 45,702 shares of common stock and 8,250 stock units held for the account of Mr. Wildrick under the Company’s 2010 Deferred Compensation Plan.
(11)
  The information in the table above and in this footnote is based on a Schedule 13G (Amendment No. 8) filed with the Commission on February 14, 2014. According to the aforementioned Schedule 13G, the reporting persons reported sole voting power with respect to 250,003 shares, sole dispositive power with respect to 3,766,436 shares, and no shared voting or dispositive power. The address of reporting persons is 245 Summer Street, Boston, MA 02210.
(12)
  The information in the table above and in this footnote is based on a Schedule 13G (Amendment No. 4) filed with the Commission on January 29, 2014. BlackRock, Inc. (“BlackRock”) reported sole voting power with respect to 2,544,640 shares, sole dispositive power with respect to 2,634,278 shares, and no shared voting or dispositive power. The address of BlackRock is 40 East 52nd Street, New York, NY 10022.

(13)
  The information in the table above and in this footnote is based on a Schedule 13G (Amendment No. 2) filed with the Commission on February 11, 2014. The Vanguard Group, Inc. (“Vanguard”) reported sole voting power with respect to 41,288 shares, no shared voting power, sole dispositive power with respect to 1,755,527 shares, and shared dispositive power with respect to 39,176 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(14)
  Consists of: Byron L. Bergren, R. Neal Black, James H. Ferstl, Andrew A. Giordano, Robert B. Hensley, William E. Herron, Gary M. Merry, Sidney H. Ritman, James W. Thorne, David E. Ullman and Robert N. Wildrick.
Recent Securities Transactions
Based on our records and to the best of our knowledge, no transactions in Shares of our common stock have been effected in the past 60 days by us or our executive officers, directors, affiliates or subsidiaries or by the executive officers or directors of our subsidiaries.
Agreements with Topco LLC
In connection with the Eddie Bauer Acquisition, we have entered into the Purchase Agreement and the Standstill and Stockholder Agreement with Topco LLC. See Section 10 for a description of such agreements.
Rights Agreement
On September 5, 2007, our Board of Directors declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of our common stock. The dividend was paid on September 20, 2007 (the “Rights Record Date”) to the stockholders of record on that date. Each Right entitles the registered holder to purchase from us one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share (the “Preferred Shares”), at a price of $200 per one one-hundredth of a Preferred Share (the “Rights Purchase Price”), subject to adjustment and amendment. Each one one-hundredth of a Preferred Share has designations and powers, preferences and rights, and the qualifications, limitations and restrictions which make its value approximately equal to the value of a share of our common stock. The description and terms of the Rights are set forth in a Rights Agreement, dated as of September 6, 2007, entered into between the Company and Continental Stock Transfer & Trust Company, as rights agent (the “Rights Agent”) (as amended by Amendment No. 1 (as defined herein) and Amendment No. 2 (as defined herein), (the “Rights Agreement”)).
On January 3, 2014 (the “First Rights Agreement Amendment Date”), the Rights Agreement was modified, pursuant to Amendment No. 1 to Rights Agreement (“Amendment No. 1”), to, among other things:  (i) decrease from 20% to 10% the beneficial ownership threshold by which any person or entity (together with all affiliates and associates of such person or entity) becomes an Acquiring Person (as defined herein) as contemplated by the Rights Agreement (subject to certain exceptions as set forth therein); (ii) include provisions in respect of certain derivative or synthetic arrangements having characteristics of a long position in the Shares in the definition of securities which a person or entity would be deemed to beneficially own; (iii) increase the Rights Purchase Price to $250; and (iv) allow our Board of Directors to redeem the Rights for any reason at any time prior to the close of business on the Distribution Date (as defined herein).
On February 13, 2014 (the “Second Rights Agreement Amendment Date”), the Rights Agreement was modified, pursuant to Amendment No. 2 to Rights Agreement (“Amendment No. 2”), to, among other things provide that neither Topco LLC nor any of its associates or affiliates (collectively, “Everest”) shall become an Acquiring Person (as defined in the Rights Agreement), and that a Shares Acquisition Date (as defined in the Rights Agreement) shall not be deemed to occur, as a result of the authorization, execution, delivery or performance of the Purchase Agreement or the consummation of the Eddie Bauer Acquisition, or the entry into Amendment No. 2, or the announcement of any of the foregoing, and Everest shall not become an Acquiring Person unless and until Everest shall acquire beneficial ownership of additional shares of our common stock such that it becomes the beneficial owner of the percentage of the shares of our common stock that is greater (by more than one percent of the outstanding shares of our common stock) than (A) the percentage of the shares of our common stock outstanding as to which Everest shall have beneficial ownership as of immediately after the consummation of transactions contemplated by the Purchase Agreement, including the Offer or (y) such lesser percentage as to which Everest has beneficial ownership following any transfer of the Company’s securities by Everest after the Eddie Bauer Closing Date; provided, however, that such provisions shall pertain only until the first time, following the Eddie Bauer Closing Date, as Everest has beneficial ownership of less than 9% of the shares of our common stock then outstanding. Amendment No. 2 also amends the Rights Agreement with respect to Everest and FMR LLC and any other person that beneficially owned between 10% and 20% of the shares of our common stock outstanding on January 3, 2014 to clarify the scope of the definition of “Acquiring Person” as it applies to such persons in the event that the Company purchases shares of common, whether through an issuer tender offer or otherwise.
Until the earlier to occur of (i) 10 days following a public announcement that a person, entity or group of affiliated or associated persons has acquired beneficial ownership (as defined in the Rights Agreement) of 10% or more of the outstanding shares of our common stock (such person, entity or group, an “Acquiring Person”) or (ii) 10 business days (or such later date as may be determined by action of the Board prior to such time as any person or entity becomes an Acquiring Person) following the commencement of, or announcement of an intention to commence, a tender offer or exchange offer the consummation of which would result in any person, entity or group becoming an Acquiring Person (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced, with respect to any of the common stock certificates outstanding as of the Rights Record Date, by such common stock certificate.
Until the Distribution Date, the Rights will be transferable with and only with the shares of our common stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new common stock certificates issued after the Rights Record Date, upon transfer or new issuance of shares of our common stock, will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender or transfer of any common stock certificates outstanding as of the Rights Record Date will also constitute the transfer of the Rights associated with the shares of common stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.
The Rights are not exercisable until the Distribution Date. The Rights will expire on September 20, 2017 (the “Rights Final Expiration Date”), unless the Rights are earlier redeemed or exchanged by us, in each case as described below.
The number of outstanding Rights and the fraction of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the shares of our common stock or a stock dividend on the shares of or common stock payable in common stock or subdivisions, consolidation or combinations of the common stock occurring, in any case, prior to the Distribution Date. The Rights Purchase Price payable, and the number of Preferred Shares or other securities or other property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution as described in the Rights Agreement.
Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share, when, as and if declared by our Board of Directors, but will be entitled to an aggregate dividend of 100 times any dividend declared per share of common stock. In the event of liquidation, the holders of the Preferred Shares would be entitled to a minimum preferential liquidation payment of $100.00 per share, but would be entitled to receive an aggregate payment equal to 100 times the payment made per Share. Each Preferred Share will have 100 votes, voting together with the shares of common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each Preferred Share will be entitled to receive 100 times the amount of consideration received per share of common stock. The Rights are protected by customary anti-dilution provisions. The Preferred Shares would rank junior to any other series of the Company’s preferred stock.

In the event that any person, entity or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person and its associates and affiliates (which will thereafter be void), will have the right to receive upon exercise that number of shares of common stock having a market value of two times the Rights Purchase Price (or, if such number of shares is not and cannot be authorized, the Company may issue Preferred Shares, cash, debt, stock or a combination thereof in exchange for the Rights).
Generally, under the Rights Agreement, an “Acquiring Person” will not be deemed to include (A) the Company, (B) a subsidiary of the Company, (C) any employee benefit or compensation plan of the Company or any subsidiary of the Company, or (D) any entity holding shares of common stock for or pursuant to the terms of any such employee benefit or compensation plan of the Company or any subsidiary of the Company. In addition, except in certain circumstances as set forth in the Rights Agreement, (i) no person will become an Acquiring Person as the result of an acquisition of shares of common stock by the Company which, by reducing the number of shares of common stock issued and outstanding, increases the percentage of shares of common stock beneficially owned by such person to 10% or more of the shares of common stock then outstanding, (ii) no person will become an Acquiring Person as the result of the acquisition of shares of common stock directly from the Company; unless, in the case of either subsection (i) and (ii), such person thereafter acquires additional shares of common stock without the Company’s prior consent, (iii) no person will become an Acquiring Person if our Board of Directors determines in good faith that such person who would otherwise be an Acquiring Person, became an Acquiring Person inadvertently and such person divests enough shares to no longer be an Acquiring Person following written notice from the Company; provided that, such person will be deemed to be an Acquiring Person if he or she subsequently increases the percentage of shares of common stock beneficially owned to 10% or more, subject to the exceptions described herein, (iv) FMR and its affiliates and associates (“FMR”) shall not become an Acquiring Person unless and until FMR shall acquire beneficial ownership of additional shares of common stock outstanding that is greater (by more than one percent of the shares of common stock then outstanding) than the Applicable Percentage (as defined herein) of FMR, (v) no person who beneficially owned 9% or more, but no greater than 19.99% of the shares of common stock issued and outstanding as of the First Rights Agreement Amendment Date shall be deemed an Acquiring Person so long as such person is not (and does not acquire beneficial ownership of additional shares of common stock such that it becomes) the beneficial owner of a percentage of shares of common stock outstanding that is greater (by more than one percent of the shares of common stock then outstanding) than (1) the percentage of shares of common stock outstanding as to which such person had beneficial ownership on the First Rights Agreement Amendment Date or (2) such lesser percentage as to which such person has beneficial ownership following any transfer of the Company’s securities by such person after the First Rights Agreement Amendment Date (the lower of the percentages described in clauses (1) and (2), the “Applicable Percentage”); provided further that subsections (iv) and (v) shall apply to such person only until the first time, following the First Rights Agreement Amendment Date, as such person beneficially owns less than 9% of the shares of common stock then issued and outstanding; provided, further that no person described in subsections (iv) or (v) shall become an Acquiring Person solely as the result of an acquisition of shares of common stock by the Company which, by reducing the number of shares of common stock issued and outstanding, increases the proportionate number of shares of common stock beneficially owned by such person to greater than such person’s Applicable Percentage of the shares of common stock then outstanding; provided, further, that if such person described in subsections (iv) or (v) shall become the beneficial owner of a percentage of the shares of common stock then outstanding that is greater than such person’s Applicable Percentage by reason of share purchases by the Company and shall, following written notice from, or public disclosure by the Company of such share purchases by the Company, become the beneficial owner of any additional shares of common stock without the prior consent of the Company, then such person shall be deemed to be an Acquiring Person; (vi) no person will become an Acquiring Person who or which otherwise would be an Acquiring Person as of the First Rights Agreement Amendment Date solely as a result of giving effect to the amendment in the definition of securities which a person or entity would be deemed to beneficially own in respect of certain derivative or synthetic arrangements having characteristics of a long position in the shares of common stock pursuant to Amendment No. 1; provided that such person shall become an Acquiring Person if, following the close of business on the First Rights Agreement Amendment Date, such person, together with all affiliates and associates of such Person, acquires beneficial ownership (after giving to the amendment to the definition of securities which a person or entity would be deemed to beneficially own pursuant to Amendment No. 1) of additional shares of common stock representing one percent or more of the shares of common stock; and (vii) none of Everest Topco LLC nor any of its affiliates or associates (referred to collectively as “Everest”) shall become an Acquiring Person, nor shall any provision of the Rights Agreement become effective, in each case by virtue of the authorization, execution or delivery of, or their entry into, the Purchase Agreement, Everest’s acquisition, or its right to acquire, beneficial ownership of shares of common stock pursuant to the Purchase Agreement or the announcement or consummation of the transactions contemplated by the Purchase Agreement in accordance with and pursuant to the terms and conditions thereof, unless and until Everest shall acquire beneficial ownership of additional shares of common stock such that it becomes the beneficial owner of a percentage of the shares of common stock outstanding (such percentage, the “Everest Applicable Percentage”) that is greater (by more than one percent (1%) of the shares of common stock then outstanding) than (x) the percentage of the shares of common stock outstanding as to which Everest shall have beneficial ownership as of immediately after the consummation of the transactions contemplated by the Purchase Agreement, including the Offer or (y) such lesser percentage as to which Everest has beneficial ownership following any transfer of the Company’s securities by Everest after the Eddie Bauer Closing Date; provided, however, that Everest shall not become an Acquiring Person solely as the result of an acquisition of shares of common stock by the Company which, by reducing the number of shares of common stock issued and outstanding, increases the proportionate number of shares of common stock beneficially owned by Everest to greater than the Everest Applicable Percentage of the shares of common stock then outstanding; provided, further, that if Everest shall become the beneficial owner of a percentage of the shares of common stock then outstanding that is greater than the Everest Applicable Percentage by reason of share purchases by the Company and shall, following written notice from the Company, acquire beneficial ownership of any additional shares of common stock without the prior consent of the Company (other than, for the avoidance of doubt, as the result of an acquisition of shares of common stock by the Company), then Everest shall be deemed to be an “Acquiring Person”; provided, further, however, that this clause (vii) shall pertain only until the first time, following the Eddie Bauer Closing Date, as Everest has beneficial ownership of less than 9% of the shares of common stock then outstanding.
In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold to an Acquiring Person, its associates or affiliates or certain other persons, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Rights Purchase Price, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the Rights Purchase Price.
At any time after a person becomes an Acquiring Person and prior to the acquisition by such Acquiring Person of 50% or more of the outstanding shares of common stock, we may exchange the Rights (other than Rights owned by such Acquiring Person or group which have become void), in whole or in part, at an exchange ratio of one shares of common stock per Right (or, at our election, we may issue cash, debt, stock or a combination thereof in exchange for the Rights), subject to adjustment.
With certain exceptions, no adjustment in the Rights Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Rights Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of the number of one one-hundredths of a Preferred Share issuable upon the exercise of one Right, which may, at our election, be evidenced by depositary receipts), and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.
At any time prior to the earlier of the close of business on (i) the Distribution Date or (ii) the Rights Final Expiration Date, we may redeem all, but not less than all, of the outstanding Rights at a price of $0.01 per Right (the “Rights Redemption Price”). The Rights may also be redeemed at certain other times as described in the Rights Agreement. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Rights Redemption Price.

The terms of the Rights may be amended by our Board of Directors without the consent of the holders of the Rights, except that from and after the Distribution Date no such amendment may adversely affect the interest of the holders of the Rights other than the interests of an Acquiring Person or its affiliates or associates.
The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our Board of Directors. The Rights should not interfere with any merger or other business combination approved by our Board of Directors since the Rights may be amended to permit such acquisition or redeemed by us at the Rights Redemption Price.
A tender of Shares in this Offer will include a tender of the associated Rights. We will not pay any additional consideration for the tender of a Right.
Restricted Stock Units
Holders of restricted stock units under our equity incentive plans or our 2010 Deferred Compensation Plan (described below) may not tender the shares of common stock underlying such restricted stock units in the Offer unless and until the restrictions on the restricted stock units have lapsed and such units are settled in shares of common stock. If shares of common stock have been issued in respect of vested restricted stock units, some or all of such shares may be tendered in the Offer.
Equity Incentive Plans
Effective January 28, 1994, we adopted an Incentive Plan (the “1994 Equity Incentive Plan”). The 1994 Equity Incentive Plan generally provides for the granting of stock, stock options, stock appreciation rights, restricted shares or any combination of the foregoing to the eligible participants, as defined, for issuance of up to 3.4 million shares of common stock in the aggregate, of which options to purchase all of such shares had been granted as of January 29, 2005 (“fiscal year 2004”). In March 2002, we adopted an Incentive Plan (the “2002 Equity Incentive Plan”) which provides for issuance of up to 1.4 million Shares of common stock in the aggregate, of which options to purchase all of such shares had been granted as of the end of fiscal year 2005. The exercise price of an option granted under both the 1994 Equity Incentive Plan and the 2002 Equity Incentive Plan may not be less than the fair market value of the underlying shares of common stock on the date of grant, and employee options generally expire at the earlier of termination of employment or ten years from the date of grant. All options covered under the 1994 Equity Incentive Plan and the 2002 Equity Incentive Plan were fully vested as of the end of fiscal year 2005. No future grants may be made under the 1994 and 2002 Equity Incentive Plans.
On March 30, 2010, the Board of Directors approved, subject to stockholder approval, the Jos. A. Bank Clothiers, Inc. 2010 Equity Incentive Plan (the “2010 Equity Incentive Plan” and together with the “1994 Equity Incentive Plan” and the “2002 Equity Incentive Plan”, the “Plans”). The 2010 Equity Incentive Plan was approved by stockholders at our 2010 annual meeting of stockholders on June 17, 2010. The 2010 Equity Incentive Plan reserves 1.5 million shares of common stock for issuance pursuant to awards to be granted under the plan. Under the 2010 Equity Incentive Plan, we may grant stock options, stock appreciation rights, restricted stock, restricted stock units and stock and cash-based awards.
The aggregate number of shares of common stock as to which awards may be granted under any of the 2010 Equity Incentive Plan, the number of shares of common stock covered by each outstanding award under the plan and the exercise price per share (if any) for each outstanding award, are generally determined by the Compensation Committee of our Board of Directors (the “Compensation Committee”).
The 2010 Equity Incentive Plan provides for certain automatic awards to Non-Employee Directors (as defined herein). Unless the Compensation Committee determines in its discretion to make a lesser award or no award, (a) on each June 1 (or the next business day thereafter if June 1 is not a business day), each person then serving as a Non-Employee Director shall receive an annual award of 2,250 restricted stock units and (b) any person who first becomes a Non-Employee Director after June 17, 2010, shall receive an inaugural award of 1,500 restricted stock units upon his or her election to the Board. All such restricted stock units will vest approximately (but not less than) twelve months following the date of grant.

Compensation of Directors
Each of our directors other than Mr. Black (“Non-Employee Directors”) is entitled to compensation for board service as set by the Compensation Committee. As an officer of the Company, Mr. Black is not entitled to compensation for his services as a director. Management assists the Compensation Committee with the compensation setting process as needed.
Each Non-Employee Director receives an annual retainer of $40,000. Additional annual retainers are paid as follows: Chairman of the Board — $150,000; Lead Independent Director — $60,000; and the Chairmen of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee — $30,000. No fee is paid for the chairmanship of the Executive Committee. Each Non-Employee Director also receives attendance fees of $3,000 per Board meeting and $1,500 per committee meeting. One-half of the usual meeting attendance fee (i.e., $1,500 and $750, respectively) is paid to each Non-Employee Director for participation in each telephonic Board or committee meeting. All directors are reimbursed for actual out-of-pocket expenses incurred by them in connection with attending meetings of the Board or of a Committee.
2010 Deferred Compensation Plan
On March 30, 2010, our Board of Directors approved the Jos. A. Bank Clothiers, Inc. 2010 Deferred Compensation Plan (the “2010 Deferred Compensation Plan”). The Deferred Compensation Plan is a nonqualified, unfunded plan designed to provide a select group of our senior management, which includes each of the named executive officers, highly compensated employees, and non-employee directors, with the opportunity to accumulate shares (through stock units) by deferring compensation on a pre-tax basis, and to provide us with a method of rewarding and retaining these individuals by providing them with a means to defer receipt of cash and shares associated with future grants of restricted stock units, performance share awards and certain other cash- and stock-based awards. The Deferred Compensation Plan reserves 4.5 million shares of common stock for issuance pursuant to distributions under the plan. Restricted stock units reserved in the deferred compensation plan may not be tendered.
12.   Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act
The purchase by us of Shares under the Offer will reduce the number of Shares that might otherwise be traded publicly and may reduce the number of stockholders. This may result in lower stock prices, and trading of a relatively small volume of the shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer, although such effect is expected to be offset as a result of the Shares to be issued in connection with the Eddie Bauer Acquisition.
We believe that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of NASDAQ, we do not believe that our purchase of Shares under the Offer will cause the remaining outstanding Shares to be delisted from NASDAQ. The Offer is conditioned upon there not being any reasonable likelihood, in our reasonable judgment, that the consummation of the Offer and the purchase of shares will cause the Shares to be delisted from NASDAQ or to be held of record by less than 300 persons. See Section 7.
Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Shares as collateral. We believe that, following the purchase of Shares under the Offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.
The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the Commission and comply with the Commission’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares under the Offer pursuant to the terms of the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.
13.   Legal Proceedings
On January 13, 2014, Eminence, a purported Company stockholder, filed a complaint against certain of the our officers and directors (collectively, “Directors” or “Director Defendants”), and the Company

(collectively, “Defendants”), in the Delaware Court of Chancery, captioned Eminence Capital, LLC v. Robert N. Wildrick, et al., C.A. No. 9241 — VCL. The complaint alleges that Defendants breached their fiduciary duties in connection with Men’s Wearhouse Tender Offer. Specifically, the complaint alleges that the Director Defendants violated their fiduciary duties by allegedly refusing to consider Men’s Wearhouse Tender Offer, refusing to engage in any discussions with Men’s Wearhouse about the Men’s Wearhouse Tender Offer, amending the Rights Agreement and preparing to launch an imminent acquisition of a company misaligned with the Company’s core business. In its complaint, Eminence asks the court to: (i) issue a declaration that the Directors breached their fiduciary duties of loyalty and due care; (ii) preliminarily and permanently enjoin the Directors from committing any further breaches of their fiduciary duties; (iii) enjoin the Defendants from entering into any agreement on behalf of the Company to acquire another company or other material assets; (iv) award money damages arising from the Directors’ alleged breaches of their fiduciary duties; and (v) grant such other relief as the Court deems just and proper. We have filed a motion to dismiss the initial complaint filed by Eminence.
On February 4, 2014, Eminence filed an amended complaint that purports to raise both direct claims against the Director Defendants, as well as derivative claims on behalf of the Company (the “Amended Eminence Complaint”). In addition to the allegations described above, the Amended Eminence complaint, among other things, alleges that the Director Defendants breached their fiduciary duties by purportedly failing to disclose all material facts in their recommendation with respect to the Men’s Wearhouse Tender Offer. In addition to the requests mentioned above, with the exception of the request of the court to enjoin the Director Defendants from entering into any agreement on behalf of the Company to acquire another Company or other material assets, which was deleted, the Amended Eminence Complaint also asks the court to: (i) order the Director Defendants to rescind the Rights Agreement; (ii) declare rejecting the Men’s Wearhouse Tender Offer to be a breach of the Director Defendants’ fiduciary duties of loyalty, due care, and/or disclosure; (iii) declare that the Director Defendants breached their fiduciary duties by adopting improper defensive measures; and (iv) preliminarily and permanently enjoin the Director Defendants from accomplishing a business combination with Eddie Bauer, and/or rescinding any such combination. On February 14, 2014, we filed an answer to the Amended Eminence Complaint.
The Company and the Board of Directors believe that the claims lack merit and intend to vigorously defend against such claims.
On January 29, 2014, State-Boston Retirement System (“Boston”), a purported Company stockholder, filed a purported class action complaint against the Directors (the “Boston Defendants”) in the Delaware Court of Chancery, captioned State-Boston Retirement System v. Wildrick, et al., C.A. No. 9291. In its complaint, Boston asks the court to: (i) certify a purported class action lawsuit, designating Boston and Boston’s counsel as representatives of the purported class; (ii) declare that the Boston Defendants breached their fiduciary duties of loyalty and care to the Company; (iii) enjoin the Boston Defendants from committing any further purported fiduciary duty breaches; (iv) enjoin the effectuation of the Company’s Rights Agreement, forcing the Board to redeem or invalidate the Rights Agreement; (v) enjoin the Boston Defendants from entering into any agreement on behalf of the Company to acquire another company or material assets; (vi) award Boston costs, expenses and disbursements of the Boston Action, including attorneys’ and experts’ fees and, if applicable, pre-judgment and post-judgment interest; and (v) award Boston and the purported class such other relief as the court deems just, equitable, and proper. On February 3, 2014, we filed an answer to the complaint filed by Boston.
The Company and the Board of Directors believe that the claims lack merit and intend to vigorously defend against such claims.
14.   Material U.S. Federal Income Tax Consequences
General.   The following discussion is a summary of the material U.S. federal income tax consequences to stockholders with respect to a sale of Shares for cash pursuant to the Offer. The discussion is based upon the provisions of the Code, Treasury regulations, administrative pronouncements of the IRS and judicial decisions, all in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, or differing interpretations. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of the stockholder’s particular circumstances (including the impact of unearned income Medicare contribution tax) or to certain types of stockholders subject to special treatment under the U.S. federal income tax laws, such as financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, employee benefit plans, U.S. Holders (as defined herein) whose “functional currency” is not the U.S. dollar, partnerships or other entities treated as partnerships for U.S. federal income tax purposes, stockholders holding the Shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for U.S. federal income tax purposes or persons who received their Shares through exercise of employee stock options or otherwise as compensation. In addition, the discussion below does not consider the effect of any alternative minimum taxes, state or local or non-U.S. taxes or any U.S. federal tax laws other than those pertaining to income taxation. The discussion assumes that the Shares are held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). We have neither requested nor obtained a written opinion of counsel or a ruling from the IRS with respect to the tax matters discussed below.
As used herein, a “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for these purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. As used herein, a “Non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).
If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding Shares and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of a sale of Shares for cash pursuant to the Offer.
The Offer will have no U.S. federal income tax consequences to stockholders that do not tender any Shares in the Offer.
Each stockholder should consult its own tax advisor as to the particular U.S. federal income tax consequences to such stockholder of tendering Shares pursuant to the Offer and the applicability and effect of any state, local or non-U.S. tax laws and other tax consequences with respect to the Offer.
U.S. Federal Income Tax Treatment of U.S. Holders
Characterization of Sale of Shares Pursuant to the Offer.    The sale of Shares by a stockholder for cash pursuant to the Offer generally will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder’s particular facts and circumstances. Under Section 302 of the Code, the sale of Shares by a stockholder for cash pursuant to the Offer will be treated as a “sale or exchange” of Shares for U.S. federal income tax purposes, rather than as a distribution with respect to the Shares held by the tendering U.S. Holder, if the sale (i) results in a “complete redemption” of the U.S. Holder’s equity interest in us under section 302(b)(3) of the Code, (ii) is a “substantially disproportionate” redemption with respect to the U.S. Holder under section 302(b)(2) of the Code, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder under section 302(b)(1) of the Code, each as described below (the “Section 302 Tests”).
Special “constructive ownership” rules will apply in determining whether any of the Section 302 Tests has been satisfied. A U.S. Holder must take into account not only Shares that are actually owned by the U.S. Holder, but also Shares that are constructively owned by the U.S. Holder within the meaning of section 318 of the Code. Very generally, a U.S. Holder may constructively own Shares actually owned, and in some cases constructively owned, by certain members of the U.S. Holder’s family and certain entities (such as corporations, partnerships, trusts, and estates) in which the U.S. Holder has an equity interest, as well as Shares the U.S. Holder has an option to purchase.
The receipt of cash by a U.S. Holder will result in a “complete redemption” if either (i) the U.S. Holder owns none of our Shares either actually or constructively immediately after the Shares are sold pursuant to the Offer, or (ii) the U.S. Holder actually owns none of our Shares immediately after the sale of Shares pursuant to the Offer and, with respect to Shares constructively owned by the U.S. Holder immediately after the Offer, the U.S. Holder is eligible to waive, and effectively waives, attribution of all Shares constructively owned under procedures described in section 302(c) of the Code.
The receipt of cash by a U.S. Holder will be “substantially disproportionate” if (i) the percentage of our outstanding Shares actually and constructively owned by the U.S. Holder immediately following the sale of Shares pursuant to the Offer is less than 80% of the percentage of the outstanding Shares actually and constructively owned by the U.S. Holder immediately before the sale of Shares pursuant to the Offer, (ii) the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the sale of Shares pursuant to the Offer is less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the sale of Shares pursuant to the Offer and (iii) immediately following the sale of Shares pursuant to the Offer, the U.S. Holder actually and constructively owns less than 50% of our total combined voting power.
Even if the receipt of cash by a U.S. Holder fails to satisfy the “complete redemption” test and the “substantially disproportionate” test, a U.S. Holder may nevertheless satisfy the “not essentially equivalent to a dividend” test if the U.S. Holder’s surrender of Shares pursuant to the Offer results in a “meaningful reduction” in the U.S. Holder’s interest in us. Whether the receipt of cash by a U.S. Holder will be “not essentially equivalent to a dividend” will depend upon the U.S. Holder’s particular facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.”
Contemporaneous dispositions or acquisitions of Shares by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 Tests have been satisfied. Each U.S. Holder should be aware that, because proration may occur in the Offer, even if all the Shares actually and constructively owned by a stockholder are tendered pursuant to the Offer, fewer than all of these Shares may be purchased by us. Thus, proration may affect whether the sale of Shares by a stockholder pursuant to the Offer will meet any of the Section 302 Tests. See Section 6 for information regarding an option to make a conditional tender of a minimum number of Shares. U.S. Holders should consult their own tax advisors regarding whether to make a conditional tender of a minimum number of Shares, and the appropriate calculation thereof.
U.S. Holders should consult their own tax advisors regarding the application of the Section 302 Tests to their particular facts and circumstances, including the effect of the constructive ownership rules on their sale of Shares pursuant to the Offer.
Sale or Exchange Treatment.   If any of the above Section 302 Tests is satisfied, and the sale of the Shares is therefore treated as a “sale or exchange” for U.S. federal income tax purposes, the tendering U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received by the U.S. Holder and such holder’s adjusted tax basis in the Shares sold pursuant to the Offer. Generally, a U.S. Holder’s adjusted tax basis in the Shares will be equal to the cost of the Shares to the U.S. Holder. Any gain or loss will be capital gain or loss, and generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Shares that were sold exceeds one year as of the date of the purchase by us pursuant to Offer. Certain U.S. Holders (including individuals) are eligible for reduced rates of U.S. federal income tax in respect of long-term capital gain (maximum rate of 20%). A U.S. Holder’s ability to deduct capital losses is subject to limitations under the Code. A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction) that we purchase from the U.S. Holder pursuant to the Offer.
Distribution Treatment.   If none of the Section 302 Tests are satisfied, the tendering U.S. Holder will be treated as having received a distribution by us with respect to the U.S. Holder’s Shares in an amount equal to the cash received by such U.S. Holder pursuant to the Offer. The distribution would be treated as a dividend to the extent of such U.S. Holder’s pro rata share of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such a dividend would be taxed in its entirety without a reduction for the U.S. Holder’s adjusted tax basis of the Shares exchanged, and the adjusted tax basis of such exchanged Shares would be added to the adjusted tax basis of the U.S. Holder’s remaining Shares, if any. Provided that minimum holding period requirements are met, non-corporate U.S. Holders (including individuals) generally will be subject to U.S. federal income taxation at a maximum rate of 20% on amounts treated as dividends. The amount of any distribution in excess of our current or accumulated earnings and profits would be treated as a return of the U.S. Holder’s adjusted tax basis in the Shares (with a corresponding reduction in such U.S. Holder’s adjusted tax basis until reduced to zero), and then as gain from the sale or exchange of the Shares.
If a sale of Shares by a corporate U.S. Holder is treated as a dividend, the corporate U.S. Holder may be (i) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of section 1059 of the Code. Corporate U.S. Holders should consult their tax advisors regarding (i) whether a dividends-received deduction will be available to them, and (ii) the application of section 1059 of the Code to the ownership and disposition of their Shares.
We have not yet determined whether we will have current earnings and profits at the time of the repurchase. Whether a corporation has current earnings and profits can be determined only at the end of the taxable year. Accordingly, the extent to which a U.S. Holder will be treated as receiving a dividend if the repurchase of its Shares pursuant to the Offer is not entitled to sale or exchange treatment under section 302 of the Code is unclear.
U.S. Federal Income Tax Treatment of Non-U.S. Holders
Withholding for Non-U.S. Holders.   See Section 3 and the discussion below under “Distribution Treatment” with respect to the application of U.S. federal income tax withholding to payments made to Non-U.S. Holders pursuant to the Offer.
Sale or Exchange Treatment.   Gain recognized by a Non-U.S. Holder on a sale of Shares for cash pursuant to the Offer generally will not be subject to U.S. federal income tax if the sale is treated as a “sale or exchange” pursuant to the Section 302 Tests described above under “U.S. Federal Income Tax Treatment of U.S. Holders,” unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, the gain is generally attributable to a U.S. permanent establishment or fixed base maintained by such Non-U.S. Holder), (ii) in the case of gain realized by a Non-U.S. Holder that is an individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met or (iii) the Shares constitute a U.S. real property interest and the Non-U.S. Holder held, actually or constructively, at any time during the five-year period preceding the Offer more than 5% of our Shares. Our Shares will constitute a U.S. real property interest with respect to a Non-U.S. Holder if JOSB is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the Non-U.S. Holder held Shares or (ii) the five-year period ending on the date the Non-U.S. Holder sells Shares pursuant to the Offer. JOSB does not believe that it is or has been a U.S. real property holding corporation at any time during the last five years.
Distribution Treatment.   If the Non-U.S. Holder does not satisfy any of the Section 302 Tests explained above, the full amount received by the Non-U.S. Holder with respect to the sale of Shares to us pursuant to the Offer will be treated as a distribution to the Non-U.S. Holder with respect to the Non-U.S. Holder’s Shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, tax-free return of capital or as gain from the sale of Shares will be determined in the manner described above under “U.S. Federal Income Tax Treatment of U.S. Holders.”
If a Non-U.S. Holder tenders Shares held in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company, or other nominee, such broker or other nominee will generally be the withholding agent for the payment made to the Non-U.S. Holder pursuant to the Offer. Such brokers or other nominees may withhold or require certifications in this regard. Non-U.S. Holders tendering Shares held through a broker or other nominee should consult such broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them. Notwithstanding the foregoing, because it is unclear whether the cash received by a Non-U.S. Holder in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Company intends to treat such payment as a dividend distribution for withholding purposes. Accordingly, even if a Non-U.S. Holder tenders Shares held in its own name as a holder of record and delivers to the Depositary a properly completed IRS Form W-8BEN (or other applicable form) before any payment is made, the Depositary has advised JOSB that it may withhold 30% of the gross proceeds unless the Depositary determines that a reduced rate under an applicable income tax treaty or exemption from withholding is applicable, regardless of whether the payment is properly exempt from U.S. federal gross income tax under the “complete redemption,” “substantially disproportionate,” or “not essentially equivalent to a dividend” test.
To obtain a reduced rate of withholding under an applicable income tax treaty, a Non-U.S. Holder must deliver to the Depositary a properly completed IRS Form W-8BEN (or other applicable form) before the payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly completed IRS Form W-8ECI (or successor form). A Non-U.S. Holder that qualifies for an exemption from withholding on these grounds generally will be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of Shares pursuant to the Offer in the manner and to the extent as if it were a U.S. Holder, and in the case of a foreign corporation, an additional branch profits tax may be imposed, at a rate of 30% (or a lower rate specified in an applicable income tax treaty), with respect to such income.
A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-U.S. Holder (i) meets the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14 that would characterize the exchange as a sale (as opposed to a distribution) with respect to which the Non-U.S. Holder is not subject to U.S. federal income tax or (ii) is otherwise able to establish that no tax or a reduced amount of tax is due.
Non-U.S. Holders are urged to consult their own tax advisors regarding the application of U.S. federal withholding tax to the sale of Shares pursuant to the Offer, including the eligibility for withholding tax reductions or exemptions and refund procedures.
Backup Withholding
See Section 3 with respect to the application of the U.S. federal backup withholding tax.
15.   Extension of the Tender Offer; Termination; Amendment
Notwithstanding anything to the contrary contained herein, we expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire or another comparable service. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (1)(a) we increase or decrease the price to be paid for Shares, (b) decrease the number of Shares being sought in the Offer, or (c) increase the number of Shares being sought in the Offer by more than 2% of our outstanding Shares and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date on which such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, the Offer will be extended until the expiration of such period of ten business days.
16.   Fees and Expenses
Goldman, Sachs & Co. is acting as Dealer Manager in connection with the Offer and will receive customary fees in connection with this engagement. We have agreed to reimburse the Dealer Manager for reasonable out-of-pocket expenses incurred in connection with the Offer and to indemnify the Dealer Manager against certain liabilities, including certain liabilities under the U.S. federal securities laws. Goldman Sachs is acting as our financial advisor in connection with the Eddie Bauer Acquisition. Goldman Sachs may also provide various investment banking and other services to us in the future, for which services they would expect to receive customary compensation from us. Additionally, in the ordinary course of business, including in its trading and brokerage operations and in a fiduciary capacity, Goldman Sachs and its affiliates may hold positions, both long and short, for its own accounts and for those of its customers, in our securities.
We have retained Innisfree M&A Incorporated to act as Information Agent and Continental Stock Transfer & Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.
We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager and the Information Agent, as described above) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender Shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares, except as otherwise provided in Instruction 6 in the Letter of Transmittal.
17.   Miscellaneous
We are not aware of any U.S. state where the making of the Offer is not in compliance with applicable law. If we become aware of any U.S. state where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such U.S. state.
Following the expiration of the Offer, we may, in our sole discretion, determine to purchase additional Shares through open market purchases, privately negotiated transactions, or otherwise on such terms and at such prices as we may determine from time to time, the terms of which purchases or offers could differ from those of the Offer, except that we will not make any such purchases of Shares until the expiration of at least 10 business days after the termination of the Offer. Any possible future purchases of Shares by us will depend on many factors, including the market price of Shares, our business and financial position, alternative investment opportunities available to us, the results of the Offer, and general economic and market conditions.
Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer (the “Schedule TO”). The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.
You should only rely on the information contained in this document or to which we have referred you. None of us, the Dealer Manager, the Information Agent or the Depositary have authorized any person to make any recommendation as to whether you should tender or refrain from tendering your shares in the Offer. None of us, the Dealer Manager, the Information Agent or the Depositary have authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this document or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Dealer Manager, the Information Agent or the Depositary.
In response to the tender offer for the Shares of the Company commenced by Men’s Wearhouse and Java, the Company has filed a solicitation/recommendation statement on Schedule 14D-9 with the Commission. Any solicitation/recommendation statement filed by the Company that is required to be mailed to stockholders will be mailed to stockholders of the Company. INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE COMMISSION CAREFULLY IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain free copies of the solicitation/recommendation statement and other documents (when available) filed with the Commission by the Company free of charge through the website maintained by the Commission at www.sec.gov. In addition, the solicitation/recommendation statement and other materials related to Men’s Wearhouse’s unsolicited proposal may be obtained from the Company free of charge by directing a request to Jos. A. Bank’s Investor Relations Department, Jos. A. Bank Clothiers, Inc., 500 Hanover Pike, Hampstead, MD 21074, 410.239.5900.

SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS OF JOS. A. BANK CLOTHIERS, INC.
Set forth below are the names, present principal occupations or employment and five-year employment history of the directors and executive officers of Jos. A. Bank Clothiers, Inc. The business address of each director and executive officer is 500 Hanover Pike, Hampstead, MD, 21074. Each director and executive officer of the Company is a United States citizen.
Byron L. Bergren
Byron L. Bergren has served as one of our directors since September 2013. Mr. Bergren, was formerly Chairman of the Board of Bon-Ton Stores (“Bon-Ton”), a retailer with over 271 department stores offering fashion apparel as well as cosmetics and home furnishings, from February 2012 to June 2013. From 2002 to 2011, he served as President and Chief Executive Officer of Bon-Ton.
R. Neal Black
R. Neal Black has served as one of our directors and as our Chief Executive Officer since December 2008. Mr. Black has been our President since April 2007. He joined the Company in January 2000 and served as Executive Vice President — Merchandising and Marketing from January 2000 to April 2007. In addition, Mr. Black was our Chief Merchandising Officer from January 2000 to December 2008. Mr. Black has spent his entire professional career in the retail industry including: from 1998 to 2000, with McRae’s department stores, a division of Saks Incorporated, as Senior Vice President/General Merchandise Manager; from 1995 to 1998, with Venture Stores, Inc., a publicly traded family value retailer, ending as Senior Vice President of Product Development and General Merchandise Manager; from 1992 to 1995, with Gottschalks Department Stores, a regional department store headquartered in Fresno, California, ending as Vice President/General Merchandise Manager; from 1983 to 1992, with Design Linens, Inc., a privately-owned specialty retail chain headquartered in Portland, Oregon, ending as President; and from 1976 to 1983, with Meier & Frank, a division of May Department Stores, ending as a Buyer.
James H. Ferstl
James H. Ferstl has served as one of our directors since September 2008. Since its founding in 1999, Mr. Ferstl has been the principal of J&M Enterprises, a retail consulting, commercial real estate and personal financial investment firm. From 1965 to 1999, Mr. Ferstl was employed in various capacities in the retail industry including: from 1995 to 1999, as Executive Vice President, Chief Merchandising Officer and Board member of Venture Stores, Inc., a publicly traded family value retailer; from 1987 to 1995 Corporate Vice President — General Merchandise Manager (Home and Hard lines) for Gottschalks Department Stores, a regional department store headquartered in Fresno, California; from 1984 to 1987, as Senior Vice President and General Manager for Platt Electronics Corp., a consumer electronics business based in Torrance, California, with responsibility for its 140 store West coast region; from 1981 to 1984, as Executive Vice President for Merchandising and Store Operations and Chief Merchandising Officer for Broadway Southwest Department Stores, a division of Carter Hawley Hale Stores Inc. based in Phoenix, Arizona; and from 1965 to 1981, as Regional Vice President for Stores for Sanger Harris Department Stores of Dallas, Texas, a Division of Federated Department Stores Inc.
Andrew A. Giordano
Andrew A. Giordano has served as one of our directors since 1994 and is our Lead Independent Director and chairman of our Nominating and Corporate Governance Committee. He served as our interim Chief Executive Officer from May 1999 to October 1999. Mr. Giordano also served as Chairman of the Board from May 1999 to December 2008, at which time he became Chairman Emeritus. Mr. Giordano has been the principal of The Giordano Group, Limited, a diversified consulting firm, since its founding in February 1993. Mr. Giordano retired from his position as CEO, Naval Supply Systems Command and Chief, Navy Supply Corps with the rank of Rear Admiral (Upper Half). He is a former director of the Navy, Marine Corps Residence Foundation, the Navy Memorial Foundation, the Navy Mutual Aid Association and the Navy Federal Credit Union.

William E. Herron
William E. Herron has served as one of our directors since April 2005 and is chairman of our Audit Committee. Since January 2002, Mr. Herron has been self-employed as a strategic consultant to companies seeking to initiate business with the federal government. From 1982 through December 2001, Mr. Herron was a partner in Arthur Andersen, having served in its Accounting and Audit practice from 1982 until 1994 and in its Business Consulting practice from 1995 until 2001. Among his other duties with Arthur Andersen, Mr. Herron was the Managing Partner of the firm’s Office of Government Services. Mr. Herron was a licensed CPA for over 40 years and is a current member of the American Institute of Certified Public Accountants and Pennsylvania Institute of Certified Public Accountants. He has served on the boards of directors of several privately held companies including as chair of an audit committee. He has been active for over 30 years on boards of civic and charitable institutions. Mr. Herron is a retired Rear Admiral from the U.S. Naval Reserve.
Sidney H. Ritman
Sidney H. Ritman has served as one of our directors since July 2005 and is chairman of our Compensation Committee. Mr. Ritman is the Managing Member of Jayne Hall LLC, a sourcing, merchandising and marketing consulting firm to U.S. and European retailers and importers. Jayne Hall LLC also provides Hong Kong manufacturers with advice regarding merchandising and fashion trends in U.S. markets. Mr. Ritman was the founder, owner and operator of two companies engaged in importing and selling women’s apparel — Toni Industries, Inc. from 1990 through November 2011 and Giorgio San Angelo, LLC from December 2007 through November 2009. Mr. Ritman has an extensive background in international sourcing for U.S. and European apparel retailers, including fifteen years in residence in Hong Kong as the Managing Director of Armstrong Industries, Ltd., a sourcing agent which had offices in seven countries. In 1987, Mr. Ritman organized the sale of Armstrong to Colby Staton Ltd., a Hong Kong-based sourcing company, for which Mr. Ritman served as a consultant and director until 1997. Mr. Ritman is a former trustee of Rollins College, Winter Park, Florida and The Brunswick School, Greenwich, Connecticut. Mr. Ritman is a former United States Marine Corps officer, having served on active duty and in the Marine Corps Reserve for nine years.
Robert N. Wildrick
Robert N. Wildrick has served as one of our directors since 1994 and is chairman of our Executive Committee. He has served as our Chairman of the Board since December 2008. From November 1999 to December 2008, Mr. Wildrick was our Chief Executive Officer. In addition, he was our President from December 1999 to April 2007 and our Executive Chairman from April 2007 to December 2008. Mr. Wildrick is the President of the Town Council of Palm Beach, Florida and Chairman of its Public Safety Committee and a member of its Finance and Taxation Committee. From December 2008 through April 2012, Mr. Wildrick was a member of the Board of Directors of Checkpoint Systems, Inc. (NYSE: CKP). Mr. Wildrick was Director, President and Chief Executive Officer of Venture Stores, Inc., a publicly traded family value retailer, from April 1995 to May 1998 and was Chairman of its board of directors from January 1996 to May 1998. From 1976 to April 1995, Mr. Wildrick was employed by Belk Stores Services, a retailing company, in various capacities, including Corporate Executive Vice President for Merchandise and Sales Promotion and Chief Merchandising Officer. Mr. Wildrick’s former directorships include Goodwill Industries, The Pride of Baltimore, Johns Hopkins Children’s Hospital Advisory Board, The Cystic Fibrosis Foundation and the Boy Scouts of America where he was a Director in New York and Charlotte, North Carolina. He has been a sponsor and fundraiser for the American Heart Association, various Police Associations and the Boy Scouts where he helped fund scout camps for children with disabilities.
Robert B. Hensley
Robert B. Hensley has been our Executive Vice President for Human Resources, Real Estate and Loss Prevention since July 2007. Mr. Hensley was our Executive Vice President — Store Operations, Real Estate and Human Resources from April 2007 to July 2007 and our Executive Vice President — Stores and Operations from December 1999 to April 2007.

Gary M. Merry
Gary M. Merry has been our Executive Vice President for Store and Catalog Operations since July 2007. Mr. Merry was our Senior Vice President for Operations from April 2007 to July 2007 and our Senior Vice President — Chief Information Officer from July 2001 to April 2007.
James W. Thorne
James W. Thorne has been our Executive Vice President for Merchandising and Chief Merchandising Officer since February 2009. Mr. Thorne joined the Company in 1986 and has held a variety of increasingly important merchandising positions, including: Senior Vice President for Merchandising from September 2008 to January 2009; Senior Vice President for Planning and Allocation from June 2005 to September 2008; and Vice President/General Merchandise Manager for Tailored Clothing from February 2000 to June 2005.
David E. Ullman
David E. Ullman has been our Executive Vice President — Chief Financial Officer since September 1995. Mr. Ullman is our Principal Financial and Accounting Officer.

JOS. A. BANK CLOTHIERS, INC.
February 19, 2014
Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:
The Depositary for the Offer is:
Continental Stock Transfer & Trust Company

By Hand, Express Mail, Courier, or Other Expedited Service:	By Facsimile Transmission (for Eligible Institutions only):	By Mail:
Continental Stock Transfer & Trust Company 17 Battery Place, 8th Floor New York, NY 10004 Attention: Corporate Actions Department Tel: (917) 262-2378	(212) 616-7610	Continental Stock Transfer & Trust Company 17 Battery Place, 8th Floor New York, NY 10004 Attention: Corporate Actions Department Tel: (917) 262-2378
DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.
Questions or requests for assistance may be directed to the Information Agent and the Dealer Manager at their telephone numbers and/or addresses set forth below. Requests for copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and all other related materials may be directed to the Information Agent or brokers, dealers, commercial banks and trust companies, and copies will be furnished promptly at Company’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:

501 Madison Avenue, 20th floor
New York, New York 10022
Stockholders call toll free: (888) 750-5834
Banks and Brokers call collect: (212) 750-5833
The Dealer Manager for the Offer is:
Goldman, Sachs & Co.
200 West Street, 7th Floor
New York, NY 10282-2198
Call Direct: (212) 902-1000
Call Toll-Free: (800) 323-5678